Exhibit 1.3

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AS AT
(in thousands of Canadian dollars)

	Notes	March 31, 2014	March 31, 2013
ASSETS
Non-current assets
Property, plant and equipment	5	$176,720	$258,003
Intangible assets	6	404,928	447,333
Contract initiation costs		75,731	58,446
Other non-current financial assets	13	31,696	31,305
Non-current receivables		11,175	11,046
Investments	11	9,224	9,000
Deferred tax asset	18	1,676	24,858
		711,150	839,991
Current assets
Inventory	8	9,205	6,073
Gas delivered in excess of consumption		7	5,224
Gas in storage		2,387	11,051
Current trade and other receivables		426,971	315,551
Accrued gas receivables		48,634	33,989
Unbilled revenues		170,661	129,166
Prepaid expenses and deposits		21,699	15,874
Other current financial assets	13	103,502	33,005
Corporate tax recoverable		9,754	9,761
Restricted cash	7	12,017	13,320
Cash and cash equivalents		20,401	38,498
		825,238	611,512
Assets classified as held for sale	10	106,262	77,439
		931,500	688,951
TOTAL ASSETS		$1,642,650	$1,528,942

DEFICIT AND LIABILITIES
Deficit attributable to equity holders of the parent
Deficit		$(1,294,987)	$(1,300,280)
Accumulated other comprehensive income	14	71,997	47,155
Shareholders’ capital	15	1,033,557	1,018,082
Equity component of convertible debentures		25,795	25,795
Contributed surplus		65,569	70,893
Shareholders’ deficit		(98,069)	(138,355)

Non-controlling interest	12	6,427	(702)
TOTAL DEFICIT		(91,642)	(139,057)

Non-current liabilities
Long-term debt	17	930,027	795,224
Provisions	19	3,760	3,773
Deferred lease inducements		813	1,044
Other non-current financial liabilities	13	56,297	85,380
Deferred tax liability	18	32,935	31,327
		1,023,832	916,748
Current liabilities
Trade and other payables		485,471	301,820
Accrued gas payable		34,589	28,476
Deferred revenue		82	13,017
Income taxes payable		6,280	5,143
Current portion of long-term debt	17	51,999	162,474
Provisions	19	3,052	3,063
Other current financial liabilities	13	77,135	159,819
		658,608	673,812
Liabilities relating to assets classified as held for sale	10	51,852	77,439
		710,460	751,251
TOTAL LIABILITIES		1,734,292	1,667,999
TOTAL DEFICIT AND LIABILITIES		$1,642,650	$1,528,942

Commitments and Guarantees (Note 28)
See accompanying notes to the consolidated financial statements

1.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars, except where indicated and per share amounts)

	Notes	2014	2013
CONTINUING OPERATIONS
SALES	21	$3,611,058	$3,011,178
COST OF SALES	20(b)	3,045,459	2,487,074
GROSS MARGIN		565,599	524,104
EXPENSES
Administrative expenses		139,359	137,333
Selling and marketing expenses		200,004	220,499
Other operating expenses	20(a)	105,898	133,555
		445,261	491,387
Operating profit before the following		120,338	32,717
Finance costs	17	(90,769)	(74,000)
Change in fair value of derivative instruments	13	186,142	719,575
Other income		2,921	4,005
Income before income taxes		218,632	682,297
Provision for income taxes	18	52,440	86,385
PROFIT FROM CONTINUING OPERATIONS		$166,192	$595,912

DISCONTINUED OPERATIONS
Loss from discontinued operations	10	(29,251)	(71,289)
PROFIT FOR THE YEAR		$136,941	$524,623

Attributable to:
Shareholders of Just Energy		$135,907	$530,308
Non-controlling interest	12	1,034	(5,685)
PROFIT FOR THE YEAR		$136,941	$524,623

Earnings per share from continuing operations	23
Basic		$1.16	$4.26
Diluted		$1.12	$3.65

Loss per share from discontinued operations
Basic		$(0.17)	$(0.50)
Diluted		$(0.17)	$(0.50)

Earnings per share available to shareholders	23
Basic		$0.95	$3.79
Diluted		$0.94	$3.27

See accompanying notes to the consolidated financial statements

2.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	Notes	2014	2013
Profit for the year		$136,941	$524,623

Other comprehensive income (loss) to be reclassified to profit
or loss in subsequent years:	14

Unrealized gain on translation of foreign operations from continuing
operations		27,287	3,232

Unrealized gain on translation of foreign operations from discontinued
operations		2,556	75

Amortization of deferred unrealized gain on discontinued hedges, net of
income taxes of $207 (2013 - $5,479)		(5,001)	(26,445)

Other comprehensive income (loss) to be reclassified to profit
or loss in subsequent years, net of tax		24,842	(23,138)

Total comprehensive income for the year, net of tax		$161,783	$501,485

Total comprehensive income attributable to:

Shareholders of Just Energy		$160,749	$507,170
Non-controlling interest		1,034	(5,685)

Total comprehensive income for the year, net of tax		$161,783	$501,485

See accompanying notes to the consolidated financial statements

3.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

	Notes	2014	2013
ATTRIBUTABLE TO THE SHAREHOLDERS
Accumulated earnings
Accumulated earnings, beginning of year		$87,496	$(442,812)
Loss on acquisition of non-controlling interest		(7,185)	-
Profit for the year, attributable to shareholders		135,907	530,308
Accumulated earnings, end of year		216,218	87,496

DIVIDENDS
Dividends, beginning of year		(1,387,776)	(1,209,376)
Dividends	27	(123,429)	(178,400)
Dividends, end of year		(1,511,205)	(1,387,776)
DEFICIT		$(1,294,987)	$(1,300,280)

ACCUMULATED OTHER COMPREHENSIVE INCOME	14
Accumulated other comprehensive income, beginning of year		$47,155	$70,293
Other comprehensive income (loss)		24,842	(23,138)
Accumulated other comprehensive income, end of year		$71,997	$47,155

SHAREHOLDERS’ CAPITAL	15
Shareholders’ capital, beginning of year		$1,018,082	$993,181
Share-based compensation awards exercised		7,240	3,320
Shares issued (cancelled)		-	7
Dividend reinvestment plan		8,235	21,574
Shareholders’ capital, end of year		$1,033,557	$1,018,082

EQUITY COMPONENT OF CONVERTIBLE DEBENTURES
Balance, beginning of year		$25,795	$25,795
Balance, end of year		$25,795	$25,795

CONTRIBUTED SURPLUS
Balance, beginning of year		$70,893	$62,147
Add: Share-based compensation awards	20(a)	1,796	11,952
Non-cash deferred share grant distributions		120	114
Less: Share-based compensation awards exercised		(7,240)	(3,320)
Balance, end of year		$65,569	$70,893

NON-CONTROLLING INTEREST	12
Balance, beginning of year		$(702)	$(637)
Investment by non-controlling shareholders		11,063	6,147
Distributions to non-controlling shareholders		(6,144)	-
Foreign exchange impact on non-controlling interest		1,176	(527)
Income (loss) attributable to non-controlling interest		1,034	(5,685)
Balance, end of year		$6,427	$(702)
TOTAL DEFICIT		$(91,642)	$(139,057)
See accompanying notes to the consolidated financial statements

4.

JUST ENERGY GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31
(in thousands of Canadian dollars)

Net outflow of cash related to the following activities	Notes	2014	2013

OPERATING
Income from continuing operations before income taxes		$218,632	$682,297
Items not affecting cash
Amortization of intangible assets and related supply contracts	20(a)	52,510	86,328
Amortization of contract initiation costs		20,622	17,439
Amortization of property, plant and equipment	20(a)	4,431	4,425
Amortization included in cost of sales	20(b)	13,136	9,193
Share-based compensation	20(a)	1,796	11,952
Financing charges, non-cash portion		14,271	10,534
Other		(242)	(541)
Change in fair value of derivative instruments		(186,142)	(719,575)
Cash inflow from operating activities of discontinued operations		(4,191)	8,612
		(83,809)	(571,633)
Adjustment required to reflect net cash receipts from gas sales	29	(6,186)	(4,536)

Changes in non-cash working capital	30	38,726	(9,769)
		167,363	96,359
Income tax paid		(1,965)	(3,238)
Cash inflow from operating activities		165,398	93,121

INVESTING
Purchase of property, plant and equipment		(35,540)	(38,370)
Purchase of intangible assets		(8,089)	(14,563)
Advances of long-term receivables		(129)	(4,571)
Investments		-	(8,942)
Acquisition of minority interest		(7,185)	(1,551)
Contract initiation costs		(37,304)	(31,090)
Cash flows used in investing activities of discontinued operations		(24,996)	(63,756)
Cash outflow from investing activities		(113,243)	(162,843)

FINANCING
Dividends paid		(115,072)	(156,651)
Shares issued for cash		-	7
Issuance of long-term debt		653,928	471,719
Repayment of long-term debt		(611,154)	(277,620)
Restricted cash		2,178	699
Debt issuance costs		(11,245)	(7,599)
Investment made by minority shareholder		-	5,032
Cash flows provided by financing activities of discontinued operations		21,131	22,265
Distributions to minority shareholder		(6,143)	-
Cash inflow (outflow) from financing activities		(66,377)	57,852
Effect of foreign currency translation on cash balances		1,276	(2,690)
Net cash outflow		(12,946)	(14,560)
Cash and cash equivalents reclassified to assets held for sale		(5,151)	(162)
Cash and cash equivalents, beginning of year		38,498	53,220
Cash and cash equivalents, end of year		$20,401	$38,498

Supplemental cash flow information:
Interest paid		$78,500	$66,500

See accompanying notes to the consolidated financial statements

5.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

1.	ORGANIZATION

Just Energy Group Inc. (“JEGI”, “Just Energy” or the “Company”) is a corporation established under the laws of Canada to hold securities and to distribute the income of its directly or indirectly owned operating subsidiaries and affiliates.  The registered office of Just Energy is First Canadian Place, 100 King Street West, Toronto, Ontario, Canada. The consolidated financial statements consist of Just Energy and its subsidiaries and affiliates. The consolidated financial statements were approved by the Board of Directors on May 14, 2014.

2.	OPERATIONS

Just Energy’s business involves the sale of natural gas and/or electricity to residential and commercial customers under long-term fixed-price, price-protected or variable-priced contracts. Just Energy markets its gas and electricity contracts in Canada, the United States and the United Kingdom under the following trade names: Just Energy, Hudson Energy, Commerce Energy, Smart Prepaid Electric, Amigo Energy, Tara Energy and Green Star Energy. By fixing the price of natural gas or electricity under its fixed-price or price-protected program contracts for a period of up to five years, Just Energy’s customers offset their exposure to changes in the price of these essential commodities. Variable rate products allow customers to maintain competitive rates while retaining the ability to lock into a fixed price at their discretion.  Just Energy derives its margin or gross profit from the difference between the price at which it is able to sell the commodities to its customers and the related price at which it purchases the associated volumes from its suppliers.

Just Energy also offers green products through its JustGreen programs. The electricity JustGreen product offers customers the option of having all or a portion of their electricity sourced from renewable green sources such as wind, run of the river hydro or biomass. The gas JustGreen product offers carbon offset credits that allow customers to reduce or eliminate the carbon footprint of their homes or businesses.  Additional green products allow customers to offset their carbon footprint without buying energy commodity products and can be offered in all states and provinces without being dependent on energy deregulation.

In addition, Just Energy sells and rents high efficiency and tankless water heaters, air conditioners and furnaces to Ontario and Quebec residents through a subsidiary operating under the trade name National Home Services (“NHS”). In addition, Just Energy through its subsidiaries sells smart thermostats in Ontario and Texas. Just Energy’s subsidiary, Hudson Energy Solar Corp. and its subsidiaries (“HES”), provide a solar project development platform operating in New Jersey, Pennsylvania and Massachusetts, under the trade name Hudson Energy Solar. As at March 31, 2014, and further described in Note 10, HES has been classified as held for sale.

6.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

3.	SIGNIFICANT ACCOUNTING POLICIES

(a)        Basis of presentation and statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements are presented in Canadian dollars, the functional currency of Just Energy, and all values are rounded to the nearest thousand, except where indicated.  The Company’s consolidated financial statements are prepared on the historical cost basis of accounting, except as disclosed in the accounting policies set out below.

(b)	Principles of consolidation

The consolidated financial statements include the accounts of Just Energy and its directly or indirectly owned subsidiaries as at March 31, 2014. Subsidiaries are consolidated from the date of acquisition and control, and continue to be consolidated until the date that such control ceases. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect these returns through its power over the investee. The financial statements of the subsidiaries are prepared for the same reporting period as Just Energy, using consistent accounting policies. All intercompany balances, income, expenses, and unrealized gains and losses resulting from intercompany transactions are eliminated on consolidation.

(c)	Cash and cash equivalents and restricted cash

All highly liquid temporary cash investments with an original maturity of three months or less when purchased are considered to be cash equivalents. For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Restricted cash includes cash and cash equivalents, where the availability of funds is restricted by debt arrangements or held in escrow as part of prior acquisition agreements.

(d)	Accrued gas receivables/accrued gas payable or gas delivered in excess of consumption/deferred revenue

Accrued gas receivables are stated at estimated realizable value and result when customers consume more gas than has been delivered by Just Energy to local distribution companies (“LDCs”). Accrued gas payable represents the obligation to the LDCs with respect to gas consumed by customers in excess of that delivered to the LDCs.

Gas delivered to LDCs in excess of consumption by customers is stated at the lower of cost and net realizable value. Collections from customers in advance of their consumption of gas result in deferred revenue.

Assuming normal weather and consumption patterns, during the winter months, customers will have consumed more than what was delivered resulting in the recognition of unbilled revenues/accrued gas payable; however, in the summer months, customers will have consumed less than what was delivered, resulting in the recognition of gas delivered in excess of consumption/deferred revenue.

7.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

These adjustments are applicable solely to the Ontario, Manitoba, Quebec, Saskatchewan and Michigan gas markets.

(e)	Inventory

Inventory consists of water heaters, furnaces, air conditioners and thermostats for selling purposes, and gas in storage. Water heaters, furnaces, air conditioners and thermostats are stated at the lower of cost and net realizable value with cost being determined on a weighted average basis.

Gas in storage represents the gas delivered to the LDCs in Illinois, Indiana, New York, Ohio, Georgia, Maryland and California. The balance will fluctuate as gas is injected or withdrawn from storage.

Gas in storage is valued at the lower of cost and net realizable value with cost being determined on a weighted average basis. Net realizable value is the estimated selling price in the ordinary course of business.

(f)	Property, plant and equipment

Property, plant and equipment are stated at cost, net of any accumulated depreciation and impairment losses.  Cost includes the purchase price and, where relevant, any costs directly attributable to bringing the asset to the location and condition necessary and/or the present value of all dismantling and removal costs. Where major components of property, plant and equipment have different useful lives, the components are recognized and depreciated separately. Just Energy recognizes in the carrying amount, the cost of replacing part of an item when the cost is incurred and if it is probable that the future economic benefits embodied with the item can be reliably measured. When significant parts of property, plant and equipment are required to be replaced at intervals, Just Energy recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in the consolidated statements of income as an expense when incurred. Depreciation is provided over the estimated useful lives of the assets as follows:

Asset category	Depreciation method	Rate/useful life
Furniture and fixtures	Declining balance	20%
Office equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Buildings	Straight-line	15-35 years
Water heaters	Straight-line	10-15 years
Furnaces and air conditioners	Straight-line	15 years
Leasehold improvements	Straight-line	Term of lease
Vehicles	Straight-line	5 years
Thermostats	Straight-line	5 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the consolidated statements of income when the asset is derecognized.

8.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

(g)	Goodwill

Goodwill is initially measured at cost, which is the excess of the cost of the business combination over Just Energy’s share in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities. Any negative difference is recognized directly in the consolidated statements of income.  If the fair values of the assets, liabilities and contingent liabilities can only be calculated on a provisional basis, the business combination is recognized using provisional values. Any adjustments resulting from the completion of the measurement process are recognized within 12 months of the date of acquisition.

After initial recognition, goodwill is measured at cost, less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Just Energy’s operating segments that are expected to benefit from the synergies of the combination, irrespective of whether other assets and liabilities of the acquiree are assigned to those segments.

(h)	Intangible assets

Intangible assets acquired outside of a business combination are measured at cost on initial recognition. Intangible assets acquired in a business combination are recorded at fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and/or accumulated impairment losses. The useful lives of intangible assets are assessed as either finite or indefinite.

Intangible assets with finite useful lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization method and amortization period of an intangible asset with a finite useful life is reviewed at least once annually. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense related to intangible assets with finite lives is recognized in the consolidated statements of income in the expense category associated with the function of the intangible assets.

Intangible assets consist of gas customer contracts, electricity customer contracts, water heater customer contracts, sales network, brand and goodwill, acquired through business combinations and asset purchases, as well as software, commodity billing and settlement systems and information technology system development.

Internally generated intangible assets are capitalized when the product or process is technically and commercially feasible, the future economic benefit is measurable, Just Energy can demonstrate how the asset will generate future economic benefits and Just Energy has sufficient resources to complete development. The cost of an internally generated intangible asset comprises all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management.

The brand and goodwill are considered to have indefinite useful lives and are not amortized, but rather tested annually for impairment. The assessment of indefinite life is reviewed annually to determine

9.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

whether the indefinite life continues to be supportable.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized in the consolidated statements of income when the asset is derecognized.

Intangible asset category	Amortization method	Rate
Customer contracts	Straight-line	Term of contract
Contract initiation costs	Straight-line	Term of contract
Commodity billing and settlement systems	Straight-line	5 years
Sales network and affinity relationships	Straight-line	5-8 years
Information technology system development	Straight-line	5 years
Software	Straight-line	1 year
Other intangible assets	Straight-line	5 years

(i)	Impairment of non-financial assets

Just Energy assesses whether there is an indication that an asset may be impaired at each reporting date. If such an indication exists or when annual testing for an asset is required, Just Energy estimates the asset's recoverable amount. The recoverable amounts of goodwill and intangible assets with an indefinite useful life are estimated at least annually. The recoverable amount is the higher of an asset's or cash-generating unit's (“CGU”) fair value less costs to sell and its value-in-use. Value-in-use is determined by discounting estimated future pre-tax cash flows using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the asset. In determining fair value less costs to sell, an appropriate valuation model has to be used. The recoverable amount of assets that do not generate independent cash flows is determined based on the cash-generating unit to which the asset belongs.

An impairment loss is recognized in the consolidated statements of income if an asset's carrying amount or that of the cash-generating unit to which it is allocated is higher than its recoverable amount. Impairment losses of cash-generating units are first charged against the value of assets in proportion to their carrying amount.

In the consolidated statements of income, an impairment loss is recognized in the expense category associated with the function of the impaired asset.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, Just Energy estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of amortization, had no impairment loss been recognized for the asset in prior years. Such a reversal is recognized in the consolidated statements of income.

Goodwill is tested for impairment annually at year end and when circumstances indicate that the carrying value may be impaired. Impairment is determined for goodwill by assessing the recoverable amount of each

10.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

segment to which the goodwill relates. Where the recoverable amount of the segment is less than its carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

(j)	Leases

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at the inception date and whether fulfilment of the arrangement is dependent on the use of a specific asset or assets, or the arrangement conveys a right to use the asset.

Just Energy as a lessee

Operating lease payments are recognized as an expense in the consolidated statements of income on a straight-line basis over the lease term.

Just Energy as a lessor

Leases where Just Energy does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income.

(k)	Financial instruments

Financial assets and liabilities

Just Energy classifies its financial assets as either (i) financial assets at fair value through profit or loss, (ii) loans and receivables or (iii) other financial assets, and its financial liabilities as either (i) financial liabilities at fair value through profit or loss or (ii) other financial liabilities. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified in the consolidated statements of financial position.

Financial instruments are recognized on the trade date, which is the date on which Just Energy commits to purchase or sell the asset.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held-for-trading and financial assets designated upon initial recognition as at fair value through profit or loss. Financial assets are classified as fair value through profit and loss if they are acquired for the purpose of selling or repurchasing in the near term. This category includes derivative financial instruments entered into that are not designated as hedging instruments in hedge relationships as defined by IAS 39, Financial Instruments: Recognition and Measurement (“IAS 39”). Included in this class are primarily physical delivered energy contracts, for which the own-use exemption could not be applied, financially settled energy contracts and foreign currency forward contracts.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 13.  Related realized and unrealized gains and losses are included in the consolidated statements of income.

11.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include receivables. Loans and receivables are initially recognized at fair value net of transaction costs. They are subsequently measured at amortized cost using the effective interest method less any impairment. The effective interest amortization is included in finance costs in the consolidated statements of income.

Derecognition

A financial asset is derecognized when the rights to receive cash flows from the asset have expired or when Just Energy has transferred its rights to receive cash flows from the asset.

Impairment of financial assets

Just Energy assesses whether there is objective evidence that a financial asset is impaired at each reporting date. A financial asset is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event has an impact on the estimated future cash flows that can be reliably estimated.

For financial assets carried at amortized cost, Just Energy first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If Just Energy determines that no objective evidence of impairment exists for an individually assessed financial asset, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has occurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows. The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in income or loss. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of other income in the consolidated statements of income.

Loans and receivables, together with the associated allowance, are written off when there is no realistic prospect of future recovery. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a write-off is later recovered, the recovery is credited to other operating costs in the consolidated statements of income.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held-for-trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by Just Energy that are not designated as hedging instruments in hedge relationships as defined by IAS 39. Included in this class are primarily physically delivered energy contracts, for which the own-use exemption could be not applied,

12.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

financially settled energy contracts and foreign currency forward contracts.

Gains or losses on liabilities held-for-trading are recognized in the consolidated statements of income.

Other financial liabilities
Other financial liabilities are measured at amortized cost using the effective interest rate method. Financial liabilities include long-term debt issued and are initially measured at fair value. Fair value, is the consideration received, net of transaction costs incurred, trade and other payables and bank indebtedness. Transaction costs related to the long-term debt instruments are included in the value of the instruments and amortized using the effective interest rate method. The effective interest expense is included in finance costs in the consolidated statements of income.

Derecognition
A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statements of income.

(l)	Derivative instruments

Just Energy enters into fixed-term contracts with customers to provide electricity and gas at fixed prices. These customer contracts expose Just Energy to changes in consumption as well as changes in the market prices of gas and electricity. To reduce its exposure to movements in commodity prices, Just Energy enters into derivative contracts.

Just Energy analyzes all its contracts, of both a financial and non-financial nature, to identify the existence of any “embedded” derivatives. Embedded derivatives are accounted for separately from the underlying contract at the inception date when their economic characteristics are not closely related to those of the host contract and the host contract are not carried as held-for-trading or designated as fair value through profit or loss.  These embedded derivatives are measured at fair value with changes in fair value recognized in profit or loss.

All derivatives are recognized at fair value on the date on which the derivative is entered into and are re-measured to fair value at each reporting date. Derivatives are carried in the consolidated statements of financial position as other financial assets when the fair value is positive and as other financial liabilities when the fair value is negative. Just Energy does not utilize hedge accounting therefore, changes in the fair value of these derivatives are recorded directly to the consolidated statements of income and are included within change in fair value of derivative instruments.

(m)	Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statements of financial position if, and only if, there is currently an enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

13.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(n)	Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices, without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques that are recognized by market participants. Such techniques may include using recent arm’s length market transactions, reference to the current fair value of another instrument that is substantially the same, discounted cash flow analysis, or other valuation models.  An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 13.

(o)	Revenue recognition

Revenue is recognized when significant risks and rewards of ownership are transferred to the customer. In the case of gas and electricity, transfer of risks and rewards generally coincides with consumption. Revenue from sales of water heaters, furnaces, air conditioners and thermostats (collectively, “home services equipment”) is recognized upon installation. Just Energy recognizes revenue from home services equipment leases, based on rental rates over the term commencing from the installation date.

Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

The Company assumes credit risk for all customers in Alberta, Illinois, Texas, Massachusetts, Michigan, California and Georgia and for certain large-volume customers in British Columbia, and New York. In addition, the Company assumes credit risk in its NHS and HES divisions.  In these markets, the Company ensures that credit review processes are in place prior to the commodity flowing to the customer.

(p)	Foreign currency translation

Functional and presentation currency
Items included in the consolidated financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in Canadian dollars, which is the parent company’s presentation and functional currency.

Transactions
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statements of income except when deferred in other comprehensive income (“OCI”) as qualifying net investment hedges.

Translation of foreign operations
The results and consolidated financial position of all the group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

●	assets and liabilities for each consolidated statement of financial position presented are translated at the closing rate at the date of that consolidated statement of financial position; and

14.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

●	income and expenses for each consolidated statement of income are translated at the exchange rates prevailing at the dates of the transactions.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other foreign currency instruments designated as hedges of such investments, are recorded to other comprehensive income.

When a foreign operation is partially disposed of or sold, exchange differences that were recorded in accumulated other comprehensive income are recognized in the consolidated statements of income as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

(q)	Per share amounts

The computation of earnings per share is based on the weighted average number of shares outstanding during the year. Diluted earnings per share are computed in a similar way to basic earnings per share except that the weighted average number of shares outstanding is increased to include additional shares assuming the exercise of stock options, restricted share grants (“RSGs”), performance bonus incentive grants (“PBGs”), deferred share grants (“DSGs”) and convertible debentures, if dilutive.

(r)	Share-based compensation plans

Equity-based compensation liability
Just Energy accounts for its share-based compensation as equity-settled transactions.  The cost of share-based compensation is measured by reference to the fair value at the date on which it was granted. Awards are valued at the grant date and are not adjusted for changes in the prices of the underlying shares and other measurement assumptions. The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, over the period in which the performance or service conditions are fulfilled, ending on the date on which the relevant grantee becomes fully entitled to the award. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting period reflects the extent to which the vesting period has expired and Just Energy’s best estimate of the number of the shares that will ultimately vest. The expense or credit recognized for a period represents the movement in cumulative expense recognized as at the beginning and end of that period.

When options, RSGs, PBGs and DSGs are exercised or exchanged, the amounts credited to contributed surplus are reversed and credited to shareholders' capital.

The RSG plan is an equity settled plan with the exception of the cash-out option offered.  It provides employees who (i) hold a position below director or (ii) wish to exchange 500 or fewer RSGs to receive cash in lieu of shares.  The Company records this financial liability as fair value through the profit and loss.  Fair value is based on the number of RSGs eligible for the cash-out option and the underlying price of Just Energy’s shares.  As at March 31, 2014, the Company recorded $560 (2013 - $414) to other current liabilities with an offsetting adjustment to change in fair value of derivative financial instruments.

15.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(s)	Employee future benefits

In Canada, Just Energy offers a long-term savings plan (the "Plan") for all full-time salaried and permanent full-time and part-time employees (working more than 26 hours per week) of its other subsidiaries. The Plan consists of two components, a Deferred Profit Sharing Plan ("DPSP") and an Employee Profit Sharing Plan ("EPSP").  For participants of the DPSP, Just Energy contributes an amount equal to a maximum of 2% per annum of an employee's base earnings. For the EPSP, Just Energy contributes an amount up to a maximum of 2% per annum of an employee's base earnings towards the purchase of shares of Just Energy, on a matching one for one basis.

For U.S. employees, Just Energy has established a long-term savings plan (the "Plan") for all permanent full-time and part-time employees (working more than 26 hours per week) of its subsidiaries. The Plan consists of two components, a 401(k) and an Employee Unit Purchase Plan (“EUPP”).  For participants who are enrolled only in the EUPP, Just Energy contributes an amount up to a maximum of 3% per annum of an employee's base earnings towards the purchase of Just Energy shares, on a matching one for one basis. For participants who are enrolled only in the 401(k), Just Energy contributes an amount up to a maximum of 4% per annum of an employee's base earnings, on a matching one for one basis. In the event an employee participates in both the EUPP and 401(k), the maximum Just Energy will contribute is 5% total, comprised of 3% to the EUPP and 2% to the 401k.

Participation in the plans in Canada or the U.S. is voluntary. The Canadian plans and the U.S. 401(k) plan have a two-year vesting period beginning from the employee's enrollment date in the plan. During the year, Just Energy contributed $2,507 (2013 - $2,171) to the plans, which was paid in full during the year.

Obligations for contributions to the Plan are recognized as an expense in the consolidated statements of income as incurred.

(t)	Income taxes

Current income tax assets and liabilities are measured at the amount expected to be paid to tax authorities, net of recoveries, based on the tax rates and laws enacted or substantively enacted at the dates of the consolidated financial statements.

Just Energy follows the liability method of accounting for deferred income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to the temporary differences between the carrying value of the assets and liabilities in the consolidated financial statements and their respective tax bases.

Deferred tax assets and liabilities are recognized for all taxable temporary differences, except:

●
Where the deferred tax asset/liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●
In respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

16.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Deferred tax assets are recognized for all carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses, can be utilized except:

●
Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

●
In respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

(u)	Provisions

Provisions are recognized when Just Energy has a present obligation, legal or constructive, as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where Just Energy expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statements of income, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability.

Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statements of income.

17.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(v)	Selling and marketing expenses and contract initiation costs

Commissions and various other costs related to obtaining and renewing customer contracts are charged to income in the period incurred except as disclosed below:

Commissions related to obtaining and renewing commercial customer contracts are paid in one of the following ways: all or partially upfront or as a residual payment over the term of the contract. If the commission is paid all or partially upfront, it is recorded as contract initiation costs and amortized in selling and marketing expenses over the term for which the associated revenue is earned.  If the commission is paid as a residual payment, the amount is expensed as earned.

In addition, commissions related to obtaining customer contracts signed by NHS are recorded as contract initiation costs and amortized in selling and marketing expenses over the remaining term of the contract.

(w)	Non-current assets held for sale and discontinued operations

Just Energy classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale transaction rather than through continuing use. Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. The criteria for the held for sale classification is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.  Discontinued operations are excluded from the results of continuing operations and are presented as a single amount as profit or loss after tax from discontinued operations in the consolidated statements of income. Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

(x)	New standards, interpretations and amendments adopted by the Company during the year

The following new accounting standards that have been adopted had no material impact on the consolidated financial statements except for the additional disclosures as contained in the notes to these consolidated financial statements:

●	IAS 1, Presentation of Items of Other Comprehensive Income – Amendments to IAS 1
●	IFRS 7, Disclosures – Offsetting Financial Assets and Financial Liabilities – Amendments to IFRS 7
●	IFRS 10, Consolidated Financial Statements
●	IFRS 11, Joint Arrangements
●	IFRS 12, Disclosure of Interests in Other Entities
●	IFRS 13, Fair Value Measurement
●	IAS 28, Investments in Associates and Joint Ventures
●	IAS 32, Offsetting Financial Assets and Financial Liabilities – Amendments to IAS 32

18.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

4.	(i)	SIGNIFICANT ACCOUNTING JUDGMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the consolidated financial statements requires the use of estimates and assumptions to be made in applying the accounting policies that affect the reported amounts of assets, liabilities, income, expenses and the disclosure of contingent liabilities. The estimates and related assumptions are based on previous experience and other factors considered reasonable under the circumstances, the results of which form the basis of making the assumptions about carrying values of assets and liabilities that are not readily apparent from other sources.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised. Judgments made by management in the application of IFRS that have a significant impact on the consolidated financial statements relate to the following:

Impairment of non-financial assets

To determine the recoverable amount of an impaired asset, the Company estimates expected future cash flows at the CGU level and determines a suitable discount rate in order to calculate the present value of those cash flows. In the process of measuring expected future cash flows, the Company makes assumptions about future sales, gross margin rates, expenses, capital expenditures, and working capital investments which are based upon past and expected performance. Determining the applicable discount rate involves estimating appropriate adjustments to market risk and to Company-specific risk factors. An impairment loss is recognized for the amount by which the carrying amount of an asset or a CGU exceeds its recoverable amount. The Company uses judgment when identifying CGUs and when assessing for indicators of impairment. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes. The key assumptions used to determine the recoverable amount for the different CGUs, including a sensitivity analysis, are disclosed and further explained in Note 22.

Deferred taxes

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable income realized, including the usage of tax-planning strategies.

Useful life of key property, plant and equipment and intangible assets

The amortization method and useful lives reflect the pattern in which management expects the asset’s future economic benefits to be consumed by Just Energy.

Provisions for litigation

The State of California has filed a number of complaints to the Federal Energy Regulatory Commission (“FERC”) against many suppliers of electricity, including Commerce Energy Inc. (“CEI”), a subsidiary of Just Energy, with respect to events stemming from the 2001 energy crisis in California. Pursuant to the complaints, the State of California is challenging the FERC’s enforcement of its market-based rate system. At this time, the likelihood of damages or recoveries and the ultimate amounts, if any, with respect to this litigation are not certain; however, an estimated amount has been recorded in these consolidated financial statements as at March 31, 2014. In the general course of operations, Just Energy has made additional provisions for litigation matters that have arisen.

On December 17, 2012, and then amended on September 11, 2013, NHS was served with a $60 million claim from a competitor for unfair trade practices and misleading marketing.  Just Energy has issued a

19.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

counterclaim for $60 million and will vigorously defend itself against this claim.    Just Energy believes the claim is without merit and has not included an accrual in its provisions for this claim.

On August 12, 2013, Fulcrum Power Services L.P. (“FPS”) filed a lawsuit against Just Energy and Fulcrum Retail Holdings LLC (“FRH”) for up to $20 million in connection with FRH failing to achieve an earn-out target under the Purchase and Sales Agreement dated August 24, 2011 for the purchase of FRH from FPS.  FPS alleges that Just Energy conducted itself in a manner that was intended to or was reasonably likely to reduce or avoid the achievement of the earn-out target.  In October 2013, Just Energy’s motion to compel arbitration was successful.  Just Energy will continue to vigorously defend itself against this claim.  Just Energy believes the claim is without merit and has not included an accrual in its provisions for this claim.

In March 2012, Davina Hurt and Dominic Hill filed a lawsuit against CEI and the Company in the Ohio federal court claiming entitlement to payment of minimum wage and overtime under Ohio wage claim laws and the Federal Labor Standards Act (FLSA) on their own behalf and similarly situated door-to-door sale representatives in the United States. CEI disagrees with plaintiffs’ claims on a number of grounds and has been vigorously defending the claims.

Trade receivables
Just Energy reviews its individually significant receivables at each reporting date to assess whether an impairment loss should be recorded in the consolidated statements of income. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the impairment loss. In estimating these cash flows, Just Energy makes judgments about the borrower’s financial situation and the net realizable value of collateral. These estimates are based on assumptions about a number of factors. Actual results may differ, resulting in future changes to the allowance.

Fair value of financial instruments
Where the fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position cannot be derived from active markets, they are determined using valuation techniques including discounted cash flow models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgment includes consideration of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments. Refer to Note 13 for further details about the assumptions as well as a sensitivity analysis.

Subsidiaries
Subsidiaries that are not wholly owned by Just Energy require judgment determining the amount of control that Just Energy has over that entity and the appropriate accounting treatments.  In these consolidated financial statements, management has determined that Just Energy controls Just Ventures and therefore, has treated the 50% that is not owned by Just Energy as a non-controlling interest.  Similarly, management has determined that Just Energy controls certain structures in its Solar division.  Some of these structures are owned primarily by the non-controlling interest; however, the structure contains an ownership “flip” at a later date.  In these instances, Just Energy has control as a result of these entities accomplishing a pre-determined directive.

20.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(ii)	ACCOUNTING STANDARDS ISSUED BUT NOT YET APPLIED

The standards and interpretations that are issued, but not yet effective, up to the date of issuance of the consolidated financial statements are disclosed below.  Just Energy intends to adopt these standards, if applicable, when they become effective.

IFRS 9, Financial Instruments (“IFRS 9”) was issued by the IASB on October 28, 2010, and will replace IAS 39. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Two measurement categories continue to exist to account for financial liabilities in IFRS 9, fair value through profit or loss (“FVTPL”) and amortized cost. Financial liabilities held for trading are measured at FVTPL, and all other financial liabilities are measured at amortized cost unless the fair value option is applied. The treatment of embedded derivatives under the new standard is consistent with IAS 39 and is applied to financial liabilities and non-derivative hosts not within the scope of the standard. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Management is currently evaluating the impact of IFRS 9 on the consolidated financial statements.

IFRIC 21, Levies (“IFRIC 21”) provides guidance on when to recognize a liability for a levy imposed by a government, both for levies that are accounted for in accordance with IAS 37, Provisions, Contingent Liabilities and Contingent Assets, and those where the timing and amount of the levy is certain. IFRIC 21 identifies the obligating event for the recognition of a liability as the activity that triggers the payment of the levy in accordance with the relevant legislation. A liability is recognized progressively if the obligating event occurs over a period of time or, if an obligation is triggered on reaching a minimum threshold, the liability is recognized when that minimum threshold is reached. IFRIC 21 is effective for annual periods beginning on or after January 1, 2014. Management is currently evaluating the impact of IFRIC 21 on the consolidated financial statements.

21.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

5.	PROPERTY, PLANT AND EQUIPMENT

As at March 31, 2014
	Computer			Furniture		Office	Home services	Leasehold	Solar
	equipment	Buildings	Land	and fixtures	Vehicles	equipment	equipment	improvements	equipment	Total
Cost:
Opening balance -
April 1, 2013	$11,729	$670	$-	$6,590	$22	$19,216	$164,539	$8,974	$101,003	$312,743
Additions/(disposals)	1,709	(695)	-	94	-	1,691	32,388	45	-	35,232
Transfer to discontinued operations	(4)	-	-	-	-	-	-	-	(101,003)	(101,007)
Exchange differences	257	25	-	180	-	250	93	60	-	865
Ending balance,
March 31, 2014	13,691	-	-	6,864	22	21,157	197,020	9,079	-	247,833
Accumulated
Amortization:
Opening balance -
April 1, 2013	(7,510)	(56)	-	(4,422)	(14)	(11,720)	(23,024)	(6,516)	(1,478)	(54,740)
Amortization charge
to cost of sales	-	-	-	-	-	-	(13,136)	-	-	(13,136)
Amortization charge
for the year	(1,622)	(18)	-	(502)	(3)	(1,699)	-	(587)	-	(4,431)
Disposals	-	76	-	-	-	-	-	-	-	76
Transfer to discontinued operations	2	-		-	-	-	-	-	1,478	1,480
Exchange differences	(133)	(2)	-	(80)	-	(117)	(4)	(26)	-	(362)
Ending balance,
March 31, 2014	(9,263)	-	-	(5,004)	(17)	(13,536)	(36,164)	(7,129)	-	(71,113)
Net book value,
March 31, 2014	$4,428	$-	$-	$1,860	$5	$7,621	$160,856	$1,950	$-	$176,720

As at March 31, 2013
	Computer	Buildings and		Furniture		Office	Home services	Leasehold	Solar
	equipment	ethanol plant	Land	and fixtures	Vehicles	equipment	equipment	improvements	equipment	Total
Cost:
Opening balance -
April 1, 2012	$9,453	$158,500	$299	$6,572	$212	$20,028	$117,755	$8,642	$35,789		$357,250
Additions/(disposals)	2,402	-	-	459	(25)	1,193	46,784	384	63,616		114,813
Transfer to discontinued
operations	(173)	(157,842)	(299)	(476)	(165)	(2,052)	-	(64)	-		(161,071)
Exchange differences	47	12	-	35	-	47	-	12	1,598		1,751
Ending balance,
March 31, 2013	11,729	670	-	6,590	22	19,216	164,539	8,974	101,003	-	312,743
Accumulated
Amortization:
Opening balance -
April 1, 2012	(6,160)	(24,498)	-	(4,141)	(108)	(11,435)	(13,835)	(5,999)	(13)		(66,189)
Amortization charge
to cost of sales	-	-	-	-	-	-	(9,193)	-	(1,422)		(10,615)
Amortization charge
for the year	(1,433)	(19)	-	(546)	(5)	(1,879)	-	(543)	-		(4,425)
Disposals	-	161	-	-	-	-	-	-	-		161
Transfer to discontinued
operations	102	24,301	-	266	99	1,612	-	34	-		26,414
Exchange differences	(19)	(1)	-	(1)	-	(18)	4	(8)	(43)		(86)
Ending balance,
March 31, 2013	(7,510)	(56)	-	(4,422)	(14)	(11,720)	(23,024)	(6,516)	(1,478)		(54,740)
Net book value,
March 31, 2013	$4,219	$614	$-	$2,168	$8	$7,496	$141,515	$2,458	$99,525		$258,003

22.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

6.	INTANGIBLE ASSETS

As at March 31, 2014

		Electricity	Water heater		Sales network and affinity			IT system
	Gas contracts	contracts	contracts	Goodwill	relationships	Brand	Software	development	Other	Total
Cost:
Opening balance -
April 1, 2013	$114,367	$250,487	$51,235	$256,382	$125,361	$23,802	$17,534	$23,470	$7,829	$870,467
Transfer to discontinued operations	-	-	-	-	-	-	(3)	-	-	(3)
Additions	-	-	604	-	-	-	4,980	1,163	1,342	8,089
Exchange differences	2,420	22,066	-	7,654	11,043	2,097	919	1,766	582	48,547
Ending balance,
March 31, 2014	116,787	272,553	51,839	264,036	136,404	25,899	23,430	26,399	9,753	927,100
Accumulated
Amortization:
Opening balance -
April 1, 2013	(96,073)	(228,651)	(7,129)	-	(56,921)	-	(13,634)	(14,131)	(6,595)	(423,134)
Transfer to discontinued operations	-	-	-	-	-	-	3	-	-	3
Amortization charge
for the year	(8,238)	(6,724)	(4,511)	-	(22,851)	-	(5,545)	(4,339)	(302)	(52,510)
Amortization in mark
to market	(10,056)	(4,668)	-	-	-	-	-	-	-	(14,724)
Exchange differences	(2,420)	(20,630)	-	-	(6,102)	-	(811)	(1,269)	(575)	(31,807)
Ending balance,
March 31, 2014	(116,787)	(260,673)	(11,640)	-	(85,874)	-	(19,987)	(19,739)	(7,472)	(522,172)
Net book value,
March 31, 2014	$-	$11,880	$40,199	$264,036	$50,530	$25,899	$3,443	$6,660	$2,281	$404,928

As at March 31, 2013

		Electricity	Water heater		Sales network and affinity			IT system
	Gas contracts	contracts	contracts	Goodwill	relationship	Brand	Software	development	Other	Total
Cost:
Opening balance -
April 1, 2012	$250,745	$479,853	$24,043	$254,799	$123,078	$23,369	$13,922	$27,538	$9,370	$1,206,717
Remove fully
amortized assets	(137,287)	(233,950)	-	-	-	-	(978)	(4,433)	(2,343)	(378,991)
Transfer to discontinued
operations	-	-	-	-	-	-	(164)	-	-	(164)
Additions	-	-	27,192	-	-	-	4,634	4	673	32,503
Exchange differences	909	4,584	-	1,583	2,283	433	120	361	129	10,402
Ending balance,
March 31, 2013	114,367	250,487	51,235	256,382	125,361	23,802	17,534	23,470	7,829	870,467
Accumulated
Amortization:
Opening balance -
April 1, 2012	(208,147)	(380,139)	(4,444)	-	(34,284)	-	(9,528)	(14,195)	(6,571)	(657,308)
Remove fully
amortized assets	137,287	233,950	-	-	-	-	978	4,433	2,343	378,991
Transfer to discontinued
operations	-	-	-	-	-	-	113	-	-	113
Amortization charge
for the year	(12,627)	(37,782)	(2,685)	-	(21,696)	-	(5,130)	(4,158)	(2,250)	(86,328)
Amortization in mark
to market	(11,695)	(41,027)	-	-	-	-	-	-	-	(52,722)
Exchange differences	(891)	(3,653)	-	-	(941)	-	(67)	(211)	(117)	(5,880)
Ending balance,
March 31, 2013	(96,073)	(228,651)	(7,129)	-	(56,921)	-	(13,634)	(14,131)	(6,595)	(423,134)
Net book value,
March 31, 2013	$18,294	$21,836	$44,106	$256,382	$68,440	$23,802	$3,900	$9,339	$1,234	$447,333

23.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The capitalized internally developed costs relate to the development of new customer billing and analysis software solutions for the different energy markets of Just Energy. All research costs and development costs not eligible for capitalization have been expensed and are recognized in administrative expenses.

7.	RESTRICTED CASH

(i)	As part of the acquisition of FRH, Just Energy was required to transfer $11,152 into a restricted cash account. The balance as of March 31, 2014 is $9,832.

(ii)
Restricted cash relating to the debt assumed with the water heater contract purchase, Note 17(c), is required as a security to the lender.  Annually, NHS is able to withdraw set amount of cash from this account as the debt is repaid.  Currently the balance in this account is $2,168.

8.	INVENTORY

The amount of inventory recognized as an expense during the year ended March 31, 2014, was $1,293 (2013 - $395). There have been no write-downs of inventory except for the write-down in the solar division, see Note 10. Inventory is made up of finished goods, totalling $9,205 for the year ended March 31, 2014 (2013 - $6,073).

9.	ACQUIRED ASSETS

During the prior year, the Company, through a wholly owned subsidiary, purchased approximately 27,000 home services contracts.  As part of the transaction, the Company paid $9,671 and assumed long-term debt obligations of $31,861.  The total cost of the purchase was allocated to customer contracts, home services equipment and cash reserves in the amounts of $27,192, $12,724 and $1,616, respectively.

10.	DISCONTINUED OPERATIONS

(i)	Solar

In March 2014, Just Energy formally commenced the process to dispose of HES. Just Energy has benefitted from the tax attributes of this division however; management has decided this is a non-core business because of its capital intensive nature.  The disposal of HES is due to be completed within the next 12 months.  As at March 31, 2014, HES is classified as a disposal group held for sale and as a discontinued operation. The business of HES has been reported as its own operating segment.

24.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The results of HES are presented below:

	For the year ended March 31,

	2014	2013

Sales	$3,894	$3,186
Cost of sales	3,802	1,422
Gross margin	92	1,764

Expenses
Administrative and operating expenses	6,682	1,543
Operating income (loss)	(6,590)	221
Finance costs	(7,677)	(1,151)
Profit (loss) from discontinued operations before undernoted	(14,267)	(930)
Change in fair value of derivative instruments	2,500	-
Other income (loss)	(3)	1,691
Impairment loss recognized on re-measurement to estimated fair value less
costs to sell	(35,058)	-
PROFIT (LOSS) FOR THE YEAR FROM DISCONTINUED OPERATIONS	$(46,828)	$761

Earnings (loss) per share
Basic and diluted earnings (loss) per share from discontinued operations	$(0.32)	$0.01

Write-down of property, plant and equipment

Immediately before the classification of HES as a discontinued operation, the value in use amount was estimated for certain items of property, plant and equipment and no impairment loss was identified. Following the classification, a write-down of $35,058 was recognized to reduce the carrying amount of the assets in the disposal group to the fair value less costs to sell. This was recognized in discontinued operations in the statements of income. Fair valuation hierarchy is provided in Note 13.

Tax liabilities relating to HES are as follows:
	2014	2013

Deferred tax liability not reflected in the current year	$(7,173)	$(12,816)

Unrecognized tax losses available for carryforward are set to expire as follows:
2032	$1,948
2033	8,590
2034	10,435
	$20,973

25.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The assets and liabilities of HES classified as held for sale as at March 31, 2014 are as follows:

As at
March 31, 2014
Assets
Non-current assets
Property, plant and equipment	$94,410
Other non-current financial assets	2,727

Current assets
Current trade and other receivables	864
Prepaid expenses, deposits and funds in escrow	4,909
Cash and cash equivalents	3,352
ASSETS CLASSIFIED AS HELD FOR SALE	$106,262

Current Liabilities
Long-term debt	$34,213
Trade and other payables	880
Deferred revenue	15,829
Provisions	930
LIABILITIES RELATING TO ASSETS CLASSIFIED AS HELD FOR SALE	$51,852

(ii)	Disposal of TGF

In March 2013, Just Energy formally commenced the process to dispose of Terra Grain Fuels, Inc. (“TGF”). The business of TGF had been operating in an unpredictable product environment, making it difficult for management to derive real growth and profitability from the segment. In addition, it had been viewed as a non-core business since it was acquired with the Universal Energy acquisition in 2009.  Effective December 24, 2013, Just Energy sold TGF for a nominal amount and was released from all of its obligations.  Previously, tax losses generated prior to the disposal were restricted by TGF’s lenders and were treated as unrecognized deferred tax assets.  In order to retain a portion of these tax losses and as part of the disposal, Just Energy transferred approximately $6,250 to TGF.  Just Energy expects to utilize the retained tax losses in future periods and has recognized a future tax recovery of $24,151 which has been recorded as part of the loss from discontinued operations.

26.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The results of TGF for the period up to the date of disposal are presented below:

	2014	2013

Sales	$82,982	$107,145
Cost of sales	70,280	98,943
Gross margin	12,702	8,202

Expenses
Administrative and operating expenses	5,131	9,412
Operating income (loss)	7,571	(1,210)
Finance costs	(4,511)	(6,111)
Profit (loss) from discontinued operations before the undernoted	3,060	(7,321)
Loss on disposal of net assets	(8,653)	-
Future income tax recovery	24,151	-
Transaction costs	(981)	-
Impairment loss recognized on the re-measurement to estimated
fair value less costs to sell	-	(64,729)
PROFIT (LOSS) ON DISCONTINUED OPERATIONS	$17,577	$(72,050)

Earnings (loss) per share
Basic and diluted earnings (loss) per share from discontinued operations	$0.12	$(0.51)

27.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Assets and liabilities of TGF classified as held for sale as at March 31, 2013 were:

Assets
Non-current assets
Property, plant and equipment	$63,289
Intangible assets	39

Current assets
Current trade and other receivables	5,215
Prepaid expenses and deposits	1,068
Inventory	7,666
Cash and cash equivalents	162
ASSETS CLASSIFIED AS HELD FOR SALE	$77,439

Liabilities
Bank indebtedness	$5,191
Trade and other payables	6,013
Deferred revenue	19
Long-term debt	66,216
LIABILITIES RELATING TO ASSETS CLASSIFIED AS HELD FOR SALE	$77,439

11.	INVESTMENTS

(i)
In August 2012, the Company issued a US$2,500 promissory note to the non-controlling shareholder of a subsidiary.  The promissory note receivable matures on August 24, 2037, and bears interest at the annual federal rate established by the Internal Revenue Service.  Interest earned on this promissory note is recorded in other income.

(ii)
In August 2012, Just Energy through a subsidiary acquired a 12% interest in ecobee Inc., a private company that designs, manufactures and distributes smart thermostats for an amount of $6,460.  The Company markets these smart thermostats in all its core markets, bundling the thermostats with commodity and home service products.

28.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

12.	MINORITY INTEREST

Financial information of subsidiaries that have non-controlling interests is provided below:

Proportion of equity interest held by non-controlling interests:

Name	2014	2013

Just Ventures (a)	50%	50%
Amigo Power LLC	67%	67%
Hudson Solar Entities(b)	49% - 51%	49% - 51%

a)
Just Energy has a 50% interest in Just Ventures.  These entities operate out of North Carolina and are involved in the marketing of Just Energy products primarily through Internet and telemarketing-based efforts.  The non-controlling shareholder also has a 50% interest in these entities. Management has determined that Just Energy controls these entities due to its ability to affect the variable returns from these entities as a result of its control over the structuring and pricing of products, determining credit risk, servicing and billing customers and the level of input on the marketing activity in given regions.

The non-controlling shareholder has the ability to sell part or all of its interest in Just Ventures (the “Put”) or sell customer contracts signed by Just Ventures to Just Energy. The amount is based on a pre-determined formula that approximates the profitability of these contracts.  During the year the non-controlling shareholder exercised this right and put approximately 20,400 contracts to Just Energy for approximately $7,150.  This payment was treated as the acquisition of the non-controlling interest associated with the underlying contract.  As a result, the payment has been treated as an equity transaction.

b)
Just Energy through its Solar division, has interests in entities with minority shareholders.  In these structures Just Energy has equity interests of between 49% and 51%.  Management has determined that Just Energy controls these entities due to its ability to affect the variable returns from these entities as a result of its control over negotiating power purchase agreements and managing the relevant activities of the underlying solar assets over their useful life. These entities are included in assets and liabilities held for sale as at March 31, 2014 as disclosed in Note 10.

Name	2014	2013

Accumulated balances of non-controlling interest
Amigo Power LLC	(2,385)	(1,817)
Hudson Solar Entities	8,812	1,115

Profit (loss) allocated to non-controlling interest
Just Ventures	$6,144	$(5,032)
Amigo Power LLC	(685)	(653)
Hudson Solar Entities	(4,425)	-

29.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The summarized financial information of these subsidiaries is provided below. This information is based on amounts before inter-company eliminations

Summarized financial information for 2014:
	Just Ventures	Amigo	Solar
Gross margin	$28,690	$648	$-
Selling and marketing expenses	16,402	2,599	-
Administrative expenses	-	125	-
Profit from continuing operations	12,288	(2,076)	-
Loss from discontinued operations	-	-		(662)
Assets	-	-	31,210	1
Liabilities	-	-	11,700	1
Cash flows provided by (used in) operating activities	12,288	(2,076)	(1,701	)2
Cash flows used in investing activities	-	-	(14,490	)2
Cash flows provided by financing activities	(6,144)	-	13,180	2

Summarized financial information for 2013:
	Just Ventures	Amigo	Solar
Gross margin	$4,850	$710	$-
Selling and marketing expenses	14,914	1,934	-
Administrative expenses	-	755	-
Loss from continuing operations	(10,064)	(1,979)	-
Loss from discontinued operations	-	-		(600)
Assets	-	-	16,096	1
Liabilities	-	-	10,058	1
Cash flows provided by (used in) operating activities	(10,064)	(1,979)	602	2
Cash flows used in investing activities	-	-	(14,978	)2
Cash flows provided by financing activities	5,032	-	10,193	2

1 The assets and liabilities are classified as held for sale.
2 These are classified with cash flows from discontinued operations.

30.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

13.	FINANCIAL INSTRUMENTS

(a)	Fair value

The fair value of financial instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., an exit price). Management has estimated the value of electricity, unforced capacity, heat rates, heat rate options, renewable and gas swap and forward contracts using a discounted cash flow method, which employs market forward curves that are either directly sourced from third parties or are developed internally based on third party market data. These curves can be volatile thus leading to volatility in the mark to market with no impact to cash flows. Gas options have been valued using the Black option value model using the applicable market forward curves and the implied volatility from other market traded gas options.

Effective July 1, 2008, Just Energy ceased the utilization of hedge accounting. Accordingly, all the mark-to-market changes on Just Energy’s derivative instruments are recorded on a single line on the consolidated statements of income. Due to the commodity volatility and size of Just Energy, the swings in mark to market on these positions will increase the volatility in Just Energy’s earnings.

The following table illustrates gains/(losses) related to Just Energy’s derivative financial instruments classified as fair value through profit or loss and recorded on the consolidated statements of financial position as other assets and other liabilities, with their offsetting values recorded in change in fair value of derivative instruments.

31.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Change in fair value of derivative instruments
	For the year	For the year
	ended	ended
	March 31, 2014	March 31, 2013

Fixed-for-floating electricity swaps (i)	$82,877	$235,703
Renewable energy certificates (ii)	3,658	1,089
Verified emission-reduction credits (iii)	840	468
Options (iv)	(4,503)	1,610
Physical gas forward contracts (v)	65,826	197,846
Physical electricity forward contracts (viii)	19,345	179,005
Transportation forward contracts (vi)	(756)	9,318
Fixed financial swaps (vii)	43,317	104,410
Unforced capacity forward contracts (ix)	2,226	1,820
Unforced capacity physical contracts (x)	(488)	10,874
Heat rate swaps (xi)	(10,731)	(6,667)
Foreign exchange forward contracts (xii)	(572)	(665)
Amortization of deferred unrealized gains on
discontinued hedges	5,208	31,924
Share swap	3,736	(15,915)
Amortization of derivative financial instruments
related to acquisitions	(14,724)	(52,722)
Liability associated with exchangeable shares and
equity-based compensation	(146)	(414)
Other derivative options	(8,971)	400
Change in fair value of contingent consideration	-	21,491

Change in fair value of derivative instruments	$186,142	$719,575

32.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2014:

	Other financial assets	Other financial assets	Other financial liabilities	Other financial liabilities
	(current)	(non-current)	(current)	(non-current)

Fixed-for floating electricity swaps (i)	$29,989	$4,013	$15,966	$12,947
Renewable energy certificates (ii)	2,316	5,072	1,809	2,017
Verified emission-reduction credits (iii)	179	1,212	913	667
Options (iv)	-	-	5,389	-
Physical gas forward contracts (v)	49	4	18,786	4,577
Physical electricity forward contracts (viii)	42,611	14,956	6,874	8,640
Transportation forward contracts (vi)	879	527	944	1,428
Fixed financial swaps (vii)	12,344	840	6,804	7,625
Unforced capacity forward contracts (ix)	-	-	(172)	-
Unforced capacity physical contracts (x)	8,810	2,941	5,037	1,075
Heat rate swaps (xi)	6,325	1,888	-	-
Foreign exchange forward contracts (xii)	-	-	1,058	-
Share swap	-	-	12,179	-
Cash-out option on stock-based compensation	-	-	560	-
Other derivative options	-	243	988	17,321
As at March 31, 2014	$103,502	$31,696	$77,135	$56,297

The following table summarizes certain aspects of the financial assets and liabilities recorded in the consolidated statement of financial position as at March 31, 2013:

	Other financial assets	Other financial assets	Other financial liabilities	Other financial liabilities
	(current)	(non-current)	(current)	(non-current)

Fixed-for floating electricity swaps (i)	$2,632	$1,421	$42,959	$38,524
Renewable energy certificates (ii)	1,413	686	1,326	1,033
Verified emission-reduction credits (iii)	60	73	568	579
Options (iv)	214	-	909	67
Physical gas forward contracts (v)	2	-	63,284	25,586
Physical electricity forward contracts(viii)	10,970	16,515	2,804	51
Transportation forward contracts (vi)	970	437	1,557	51
Fixed financial swaps (vii)	4,052	23	27,350	19,200
Unforced capacity forward contracts (ix)	456	-	2,134	289
Unforced capacity physical contracts (x)	2,008	3,865	113	-
Heat rate swaps (xi)	10,228	7,885	-	-
Foreign exchange forward contracts (xii)	-	-	486	-
Share swap	-	-	15,915	-
Cash-out option on stock-based compensation	-	-	414	-
Other derivative options	-	400	-	-
As at March 31, 2013	$33,005	$31,305	$159,819	$85,380

33.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table summarizes financial instruments classified as fair value through profit or loss as at March 31, 2014, to which Just Energy has committed:

			Total			Fair value
	Contract type	Notional volume	remaining	Maturity date	Fixed price	favourable/	Notional
			volume			(unfavourable)	value

(i)	Fixed-for-floating	.0001 - 90	16,387,305	April 1, 2014	$0.39-$142.66	$5,089	$790,940
	electricity swaps	MWh	MWh	December 31, 2018
(ii)	Renewable energy	20-200,000	6,777,618	May 31, 2014	$0.55-$309.54	$3,562	$50,694
	certificates	MWh	MWh	December 31, 2023
(iii)	Verified emission-	2,000-73,082	973,000	December 31, 2014	$1.16-$11.50	($189)	$4,037
	reduction credits	tonnes	tonnes	December 31, 2018
(iv)	Options	10,550-3,798,000	(23,843,000)	April 30, 2014	$4.67-$10.03	($5,389)	$80
		GJ	GJ	March 31, 2015
(v)	Physical gas forward	10-21,200	55,933,902	April 1, 2014	$0.01-$11.00	($23,310)	$279,444
	contracts	GJ	GJ	December 31, 2018
(vi)	Transportation forward	500-11,000	7,686,620	April 30, 2014	$0.05-$1.92	($966)	$4,614
	contracts	GJ	GJ	October 31, 2016
(vii)	Fixed financial swaps	1,994-408,813	91,756,916	April 30, 2014	$0.02-$8.92	($1,245)	$399,597
		GJ	GJ	December 31, 2018
(viii)	Physical electricity	0.79-150.00	28,172,861	April 1, 2014	$0.83-$128.09	$42,053	$1,447,217
	forwards contracts	MWh	MWh	July 31, 2019
(ix)	Unforced capacity	4,500-11,160	162,510	May 31, 2014	$66.96-$200.89	$172	$31,566
	forward contracts	MWCap	MWCap	May 31, 2015
(x)	Unforced capacity	1-210	7,743	April 30, 2014	$6.63-$13,542	$5,639	$72,439
	physical contracts	MWCap	MWCap	May 31, 2016
(xi)	Heat rate swaps	1-10	743,087	April 30, 2014	$32.62-$61.30	$8,213	$32,370
		MWh	MWh	October 31, 2016
(xii)	Foreign exchange	US$1,000,000-$5,000,000	n/a	April 1, 2014	$1.02-$1.13	($1,058)	$37,000
	forward contracts			January 7, 2015

The deferred gains and losses on the discontinued hedges reported in accumulated other comprehensive income have been fully amortized to the consolidated statements of income as at March 31, 2014.

These derivative financial instruments create a credit risk for Just Energy since they have been transacted with a limited number of counterparties. Should any counterparty be unable to fulfill its obligations under the contracts, Just Energy may not be able to realize the other assets balance recognized in the consolidated financial statements.

Share swap agreement

The Company has entered into a share swap agreement to manage the risks associated with the Company’s restricted share grant and deferred share grant plans. The value, on inception, of the 2,500,000 shares under this share swap agreement was approximately $33,803.  Net monthly settlements received under the share swap agreement are recorded in other income.  The Company marks to market the fair value of the share swap agreement and has included that value as other current financial liabilities on the consolidated statements of financial position.  Changes in the fair value of the share swap agreement are recorded through the consolidated statements of income as a change in fair value of derivative instruments.

34.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Fair value (“FV”) hierarchy

Level 1

The fair value measurements are classified as Level 1 in the FV hierarchy if the fair value is determined using quoted unadjusted market prices.

Level 2

Fair value measurements that require inputs other than quoted prices in Level 1, either directly or indirectly, are classified as Level 2 in the FV hierarchy. This could include the use of statistical techniques to derive the FV curve from observable market prices. However, in order to be classified under Level 2, inputs must be directly or indirectly observable in the market. Just Energy values its New York Mercantile Exchange (“NYMEX”) financial gas fixed-for-floating swaps under Level 2.

Level 3

Fair value measurements that require unobservable market data or use statistical techniques to derive forward curves from observable market data and unobservable inputs are classified as Level 3 in the FV hierarchy. For the supply contracts, Just Energy uses quoted market prices as per available market forward data and applies a price-shaping profile to calculate the monthly prices from annual strips and hourly prices from block strips for the purposes of mark to market calculations. The profile is based on historical settlements with counterparties or with the system operator and is considered an unobservable input for the purposes of establishing the level in the FV hierarchy. For the natural gas supply contracts, Just Energy uses three different market observable curves: i) Commodity (predominately NYMEX), ii) Basis and iii) Foreign exchange. NYMEX curves extend for over five years (thereby covering the length of Just Energy’s contracts); however, most basis curves only extend 12 to 15 months into the future. In order to calculate basis curves for the remaining years, Just Energy uses extrapolation, which leads natural gas supply contracts to be classified under Level 3. The carrying value of HES has been adjusted to the fair value less costs to sell based on management’s expected selling price.

Fair value measurement input sensitivity

The main cause of changes in the fair value of derivative instruments are changes in the forward curve prices used for the fair value calculations. Just Energy provides a sensitivity analysis of these forward curves under the market risk section of this note. Other inputs, including volatility and correlations, are driven off historical settlements.

 The following table illustrates the classification of financial assets (liabilities) in the FV hierarchy as at March 31, 2014:

	Level 1	Level 2	Level 3	Total
Financial assets
Derivative financial assets	$-	$-	$135,198	$135,198
Discontinued operations (Note 10)	-	-	106,262	106,262
Financial liabilities
Derivative financial liabilities	-	(10,990)	(122,442)	(133,432)
Discontinued operations (Note 10)	-	-	(51,852)	(51,852)
Total net derivative liabilities	$-	$(10,990)	$67,166	$56,176

35.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following table illustrates the classification of financial assets (liabilities) in the FV hierarchy as at March 31, 2013:

	Level 1	Level 2	Level 3	Total
Financial assets
Derivative financial assets	$-	$-	$64,310	$64,310
Discontinued operations (Note 10)	-	-	77,439	77,439
Financial liabilities
Derivative financial liabilities	-	(32,243)	(212,956)	(245,199)
Discontinued operations (Note 10)	-	-	(77,439)	(77,439)
Total net derivative liabilities	$-	$(32,243)	$(148,646)	$(180,889)

Key assumptions used when determining the significant unobservable inputs included in Level 3 of the FV hierarchy consists of:

(i)
discount/premium for lack of marketability up to 3%.  Discount for lack of marketability represents the amounts that Just Energy has determined that market participants would take into account for these premiums and discount when pricing these derivative instruments,

(ii)	discount for counterparty non-performance risk up to 5%, and

(iii)	discount rate in the range of 6-8%.

The following table illustrates the changes in net fair value of financial assets (liabilities) classified as Level 3 in the FV hierarchy for the years ended March 31:

	2014	2013
Balance, beginning of year	$(148,646)	$(819,354)
Total gains	37,799	79,853
Purchases	49,006	49,885
Sales	(14,972)	(525)
Settlements	89,569	541,495
Discontinued operations	54,410	-
Balance, end of year	$67,166	$(148,646)

(b)	Classification of financial assets and liabilities

As at March 31, 2014 and 2013, the carrying value of cash and cash equivalents, restricted cash, current trade and other receivables, unbilled revenues and trade and other payables approximates their fair value due to their short-term nature.

Long-term debt recorded at amortized cost has a fair value of $985,920.

The carrying value of long-term debt approximates its fair value as the interest payable on outstanding amounts is at rates that vary with Bankers’ Acceptances, LIBOR, Canadian bank prime rate or U.S. prime rate, with the

36.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

following exceptions:

(i)	the $330 million and $100 million convertible debentures, which are fair valued based on market value, and,

(ii)	the fair value of the $105 million senior unsecured note is based on discounting future cash flows using rates currently available for debt on similar terms, credit risk and remaining maturities, and,

(iii)	the carrying value of the US$150 million convertible bonds approximates fair value due to the limited time that has passed since its issuance.

The above fair value measurements are classified in Level 3 of the FV Hierarchy.

(c)	Management of risks arising from financial instruments

The risks associated with Just Energy’s financial instruments are as follows:

(i)	Market risk

Market risk is the potential loss that may be incurred as a result of changes in the market or fair value of a particular instrument or commodity.  Components of market risk to which Just Energy is exposed are discussed below.

Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investments in U.S. operations.

A portion of Just Energy’s income is generated in U.S. dollars and is subject to currency fluctuations. The performance of the Canadian dollar relative to the U.S. dollar could positively or negatively affect Just Energy’s income. Due to its growing operations in the U.S., Just Energy expects to have a greater exposure to U.S. fluctuations in the future than in prior years.  Just Energy has economically hedged between 0% and 50% of certain forecasted cross border cash flows that are expected to occur within the next 13 to 24 months and between 50% and 90% of forecasted cross border cash flows that are expected to occur within the next 12 months. The level of hedging is dependent on the source of the cash flow and the time remaining until the cash repatriation occurs.

Just Energy may, from time to time, experience losses resulting from fluctuations in the values of its foreign currency transactions, which could adversely affect its operating results.  Translation risk is not hedged.

With respect to translation exposure, if the Canadian dollar had been 5% stronger or weaker against the U.S. dollar for the year ended March 31, 2014, assuming that all the other variables had remained constant, profit for the year would have been $1,250 higher/lower and other comprehensive income would have been $6,700 lower/higher.

Interest rate risk

Just Energy is also exposed to interest rate fluctuations associated with its floating rate credit facility. Just Energy’s current exposure to interest rates does not economically warrant the use of derivative instruments. Just Energy’s exposure to interest rate risk is relatively immaterial and temporary in nature. Just Energy does not currently believe that long-term debt exposes it to material interest rate risks but has set out parameters to actively manage this risk within its Risk Management Policy.

A 1% increase (decrease) in interest rates would have resulted in a decrease (increase) of approximately $1,148 in income before income taxes for the year ended March 31, 2014.

37.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Commodity price risk

Just Energy is exposed to market risks associated with commodity prices and market volatility where estimated customer requirements do not match actual customer requirements. Management actively monitors these positions on a daily basis in accordance with its Risk Management Policy. This policy sets out a variety of limits, most importantly, thresholds for open positions in the gas and electricity portfolios which also feed a Value at Risk limit. Should any of the limits be exceeded, they are closed expeditiously or express approval to continue to hold is obtained.  Just Energy's exposure to market risk is affected by a number of factors, including accuracy of estimation of customer commodity requirements, commodity prices, volatility and liquidity of markets. Just Energy enters into derivative instruments in order to manage exposures to changes in commodity prices. The derivative instruments that are used are designed to fix the price of supply for estimated customer commodity demand and thereby fix margins such that shareholder dividends can be appropriately established.  Derivative instruments are generally transacted over the counter.  The inability or failure of Just Energy to manage and monitor the above market risks could have a material adverse effect on the operations and cash flows of Just Energy. Just Energy mitigates the exposure for variances in customer requirements that are driven by changes in expected weather conditions, through active management of the underlying portfolio, which involves, but is not limited to, the purchase of options including weather derivatives. Just Energy’s ability to mitigate weather effects is limited by the degree to which weather conditions deviate from normal.

Commodity price sensitivity – all derivative financial instruments

If all the energy prices associated with derivative financial instruments including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all of the other variables had remained constant, income before income taxes for the year ended March 31, 2014 would have increased (decreased) by $259,878 ($256,744) primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

Commodity price sensitivity – Level 3 derivative financial instruments

If the energy prices associated with only Level 3 derivative financial instruments including natural gas, electricity, verified emission-reduction credits and renewable energy certificates had risen (fallen) by 10%, assuming that all of the other variables had remained constant, income before income taxes for the year ended March 31, 2014 would have increased (decreased) by $256,439 ($253,936) primarily as a result of the change in fair value of Just Energy’s derivative financial instruments.

(ii)	Credit risk

Credit risk is the risk that one party to a financial instrument fails to discharge an obligation and causes financial loss to another party. Just Energy is exposed to credit risk in two specific areas: customer credit risk and counterparty credit risk.

Customer credit risk

In Alberta, Texas, Illinois, British Columbia, Massachusetts, California, Michigan and Georgia, Just Energy has customer credit risk and, therefore, credit review processes have been implemented to perform credit evaluations of customers and manage customer default. If a significant number of customers were to default on their payments, it could have a material adverse effect on the operations and cash flows of Just Energy.  Management factors default from credit risk in its margin expectations for all the above markets.

38.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The aging of the accounts receivable from the above markets was as follows:

	March 31, 2014	March 31, 2013

Current	$104,297	$86,604
1 – 30 days	36,236	33,944
31 – 60 days	10,405	7,893
61 – 90 days	6,809	4,340
Over 91 days	51,517	31,853
	$209,264	$164,634

Changes in the allowance for doubtful accounts were as follows:

	March 31, 2014	March 31, 2013

Balance, beginning of year	$40,190	$34,926
Provision for doubtful accounts	47,161	30,850
Bad debts written off	(25,845)	(23,120)
Other	(509)	(2,466)
Balance, end of year	$60,997	$40,190

In the remaining markets, the local distribution companies (“LDCs”), provide collection services and assume the risk of any bad debts owing from Just Energy’s customers for a fee. Management believes that the risk of the LDCs failing to deliver payment to Just Energy is minimal. There is no assurance that the LDCs that provide these services will continue to do so in the future.

Counterparty credit risk

Counterparty credit risk represents the loss that Just Energy would incur if a counterparty fails to perform under its contractual obligations. This risk would manifest itself in Just Energy replacing contracted supply at prevailing market rates, thus impacting the related customer margin. Counterparty limits are established within the Risk Management Policy. Any exceptions to these limits require approval from the Board of Directors of JEGI. The Risk Department and Risk Committee monitor current and potential credit exposure to individual counterparties and also monitor overall aggregate counterparty exposure.  However, the failure of a counterparty to meet its contractual obligations could have a material adverse effect on the operations and cash flows of Just Energy.

As at March 31, 2014, the estimated counterparty credit risk exposure amounted to $344,462 representing the risk relating to the Company’s derivative financial assets and accounts receivable.

(iii)	Liquidity risk

Liquidity risk is the potential inability to meet financial obligations as they fall due. Just Energy manages this risk by monitoring detailed weekly cash flow forecasts covering a rolling six-week period, monthly cash forecasts for the next 12 months, and quarterly forecasts for the following two-year period to ensure adequate and efficient use of cash resources and credit facilities.

39.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The following are the contractual maturities, excluding interest payments, reflecting undiscounted disbursements of Just Energy’s financial liabilities as at March 31, 2014:

		Contractual cash				More than 5
	Carrying amount	flows	Less than 1 year	1 - 3 years	4 - 5 years	years
Trade and other payables	$485,471	$485,471	$485,471	$-	$-	$-
Long-term debt*	982,026	1,043,061	51,999	166,276	605,103	219,683
Derivative instruments	133,432	3,112,996	1,668,975	1,183,717	257,893	2,411
	$1,600,929	$4,641,528	$2,206,445	$1,349,993	$862,996	$222,094

As at March 31, 2013:

		Contractual cash				More than 5
	Carrying amount	flows	Less than 1 year	1 - 3 years	4 - 5 years	years
Trade and other payables	$301,820	$301,820	$301,820	$-	$-	$-
Long-term debt*	957,698	1,014,227	162,474	189,801	403,946	258,006
Derivative instruments	245,199	2,549,866	1,372,855	993,719	182,020	1,272
	$1,504,717	$3,865,913	$1,837,149	$1,183,520	$585,966	$259,278

* Included in long-term debt are the $330,000, $100,000 relating to convertible debentures and $150,000 relating to convertible bonds, which may be settled through the issuance of shares at the option of the holder or Just Energy upon maturity.

In addition to the amounts noted above, at March 31, 2014, the contractual net interest payments over the term of the long-term debt with scheduled repayment terms are as follows:

	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Interest payments	$66,224	$120,463	$66,438	$11,569

(iv)	Supplier risk

Just Energy purchases the majority of the gas and electricity delivered to its customers through long-term contracts entered into with various suppliers. Just Energy has an exposure to supplier risk as the ability to continue to deliver gas and electricity to its customers is reliant upon the ongoing operations of these suppliers and their ability to fulfill their contractual obligations. Just Energy has discounted the fair value of its financial assets by $2,820 to accommodate for its counterparties’ risk of default.

40.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

14.	ACCUMULATED OTHER COMPREHENSIVE INCOME

For the year ended March 31, 2014

	Foreign
	currency
	translation	Cash flow
	adjustments	hedges	Total
Balance, beginning of year	$42,154	$5,001	$47,155
Other comprehensive income (loss) to be reclassified to profit or loss in subsequent years:
Unrealized foreign currency translation adjustment	29,843	-	29,843
Amortization of deferred unrealized gain on discontinued
hedges, net of income taxes of $207	-	(5,001)	(5,001)
Balance, end of year	$71,997	$-	$71,997

For the year ended March 31, 2013

	Foreign
	currency
	translation	Cash flow
	adjustments	hedges	Total
Balance, beginning of year	$38,847	$31,446	$70,293
Other comprehensive income (loss) to be reclassified to profit or loss in subsequent years:
Unrealized foreign currency translation adjustment	3,307	-	3,307
Amortization of deferred unrealized gain on discontinued
hedges, net of income taxes of $5,479	-	(26,445)	(26,445)
Balance, end of year	$42,154	$5,001	$47,155

15.	SHAREHOLDERS’ CAPITAL

Just Energy is authorized to issue an unlimited number of common shares and 50,000,000 preference shares issuable in series, both with no par value.  Shares outstanding have no preferences, rights or restrictions attached to them.  Details of issued and outstanding shareholders’ capital as at March 31, 2014, with comparatives as at March 31, 2013, are as follows:

41.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

	Year ended		Year ended
Issued and outstanding	March 31, 2014		March 31, 2013
	Shares	Amount	Shares	Amount

Balance, beginning of year	142,029,340	$1,018,082	139,348,926	$993,181
Share-based awards exercised	550,382	7,240	235,301	3,320
Dividend reinvestment plan	1,171,754	8,235	2,444,284	21,574
Shares issued for cash	-	-	829	7
Balance, end of year	143,751,476	$1,033,557	142,029,340	$1,018,082

Dividend reinvestment plan

Under Just Energy’s dividend reinvestment plan (“DRIP”), shareholders holding a minimum of 100 common shares can elect to receive their dividends in common shares rather than cash at a 2% discount to the simple average closing price of the common shares for the five trading days preceding the applicable dividend payment date, providing that the common shares are issued from treasury and not purchased on the open market. The DRIP was suspended for the period of February 1, 2012 to September 30, 2012.

16.	SHARE-BASED COMPENSATION PLANS

(a)	Stock option plan

Just Energy may grant awards under its 2010 share option plan (formerly the 2001 Unit Option Plan) to directors, officers, full-time employees and service providers (non-employees) of Just Energy and its subsidiaries and affiliates.  In accordance with the share option plan, Just Energy may grant options to a maximum of 11,300,000 shares. As at March 31, 2014, there were 814,166 options still available for grant under the plan. Of the options issued, 500,000 options remain outstanding at year-end.  The exercise price of the share options equals the closing market price of the Company’s shares on the last business day preceding the grant date.  The share options vest over periods ranging from three to five years from the grant date and expire after five or ten years from the grant date.

There has been no change in the number of options outstanding since the prior year.  As at March 31, 2014, there are 500,000 options with an exercise price of $7.88.

A summary of the changes in Just Energy's option plan during the year and status as at March 31, 2014, is outlined below.

2014
	Options outstanding			Options exercisable
		Weighted average	Weighted		Weighted
	Number	remaining	average exercise	Number	average
	outstanding	contractual life (yrs)	price	exercisable	exercise price
Exercise price
$7.88	500,000	9	$7.88	200,000	$7.88

42.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

2013
	Options outstanding			Options exercisable
		Weighted average	Weighted		Weighted
	Number	remaining	average exercise	Number	average
	outstanding	contractual life (yrs)	price	exercisable	exercise price
Exercise price
$7.88	500,000	10	$7.88	100,000	$7.88

	Year ended	Year ended
Options available for grant	March 31, 2014	March 31, 2013

Balance, beginning of year	814,166	1,264,166
Add: Cancelled/forfeited	-	50,000
Less: Granted	-	(500,000)
Balance, end of year	814,166	814,166

The Company uses a binomial option pricing model to estimate the fair value of options granted. The binomial model was chosen because of the fair value of options granted, as well as the yield associated with the Company’s shares.

The fair value of options issued during the year was determined using the following weighted average assumptions: risk-free interest rate of 18%; expected volatility of 30%; expected life of 10 years and an expected dividend yield of 13%. The weighted average grant date fair value of options was $0.67 in the prior year.

(b)	Restricted share grants

Just Energy grants awards under the 2010 Restricted Share Grants Plan (formerly the 2004 unit appreciation rights, “UARs”) in the form of fully paid RSGs to senior officers, employees and service providers of its subsidiaries and affiliates. As at March 31, 2014, there were 1,067,060 RSGs (2013 – 708,676) still available for grant under the plan. Of the RSGs issued, 2,745,718 remain outstanding as at March 31, 2014 (2013 - 3,561,681).  Except as otherwise provided, (i) the RSGs vest from one to five years from the grant date providing, in most cases, on the applicable vesting date the RSG grantee continues as a senior officer, employee or service provider of Just Energy or any affiliate thereof; (ii) the RSGs expire no later than ten years from the grant date; (iii) a holder of RSGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, the holder of an RSG may exchange one RSG for one common share.

43.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

RSGs available for grant	2014	2013
Balance, beginning of year	708,676	1,454,181
Less: Granted	(234,903)	(763,604)
Add: Cancelled/forfeited	593,287	18,099
Balance, end of year	1,067,060	708,676

The average grant date fair value of RSGs granted in the year was $7.51 (2013 - $12.32).

(c)	Performance bonus grants

Just Energy grants awards under the 2013 performance bonus incentive plan (the “PBG Plan”) in the form of fully paid PBGs to senior officers, employees, consultants and service providers of its subsidiaries and affiliates. As at March 31, 2014, there were 3,570,784 PBGs still available for grant under the PBG plan. Of the PBGs issued, 374,168 remain outstanding as at March 31, 2014.  Except as otherwise provided, (i) the PBGs will entitle the holder to be paid in three equal installments as one-third on each of the first, second and third anniversaries of the grant date providing, in most cases, on the applicable vesting date the PBG grantee continues as a senior officer, employee, consultants or service provider of Just Energy or any affiliate thereof; (ii) the PBGs expire no later than three years from the grant date; (iii) a holder of PBGs is entitled to payments at the same rate as dividends paid to JEGI shareholders; and (iv) when vested, Just Energy, at its sole discretion, shall have the option of settling payment for the PBGs, to which the holder is entitled in the form of either cash or in common shares.

PBGs available for grant	2014
Add: Increase in PBGs available for grant	4,000,000
Less: Granted	(839,296)
Add: Cancelled/forfeited	410,080
3,570,784

The weighted average grant date fair value of PBGs granted in the year was $11.40.

(d)	Deferred share grants

Just Energy grants awards under its 2010 Directors’ Compensation Plan (formerly the 2004 Directors’ deferred unit grants, “DUGs”) to all independent directors on the basis that each director is required to annually receive $15 of their compensation entitlement in DSGs and/or common shares and may elect to receive all or any portion of the balance of their annual compensation in DSGs and/or common shares. The holders of DSGs and/or common shares are also granted additional DSGs/common shares on a monthly basis equal to the monthly dividends paid to the shareholders of Just Energy. The DSGs vest on the earlier of the date of the director's resignation or three years following the date of grant and expire ten years following the date of grant. As at March 31, 2014, there were 200,470 DSGs (2013 – 25,006) available for grant under the plan. Of the DSGs issued, 148,505 DSGs remain outstanding as at March 31, 2014.

44.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

DSGs available for grant	2014	2013
Balance, beginning of year	25,006	54,638
Add: Increase in DSGs available for grant	200,000	-
Less: Granted during the year	(24,536)	(29,632)
Balance, end of year	200,470	25,006

The weighted average grant date fair value of DSGs granted in the year was $7.24 (2013 - $9.07).

17.	LONG-TERM DEBT AND FINANCING

	March 31, 2014	March 31, 2013
Credit facility (a)	$69,500	$110,121
Less: debt issue costs (a)	(2,449)	(427)
$105 million senior unsecured note (b)	105,000	105,000
Less: debt issue costs (b)	(6,221)	(7,335)
NHS financing (c)	272,561	257,427
$90 million convertible debentures (d)	-	87,610
$330 million convertible debentures (e)	304,458	297,928
$100 million convertible debentures (f)	89,430	87,579
US$150 million convertible bonds (g)	149,572	-
HES financing (h)
Credit facility	-	11,431
Construction loan	-	9,776
Less: debt issue costs	-	(1,884)
Capital leases (i)	175	472
	982,026	957,698
Less: current portion	(51,999)	(162,474)
	$930,027	$795,224

45.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Future annual minimum repayments are as follows:

	Less than 1 year	1 to 3 years	4 to 5 years	More than 5 years	Total
Credit facility (a)	$-	$69,500	$-	$-	$69,500
$105 million senior unsecured note (b)	-	-	105,000	-	105,000
NHS financing (c)	51,824	96,776	70,103	53,858	272,561
$330 million convertible debentures (e)	-	-	330,000	-	330,000
$100 million convertible debentures (f)	-	-	100,000	-	100,000
US$150 million convertible bonds (g)	-	-	-	165,825	165,825
Capital leases (i)	175	-	-	-	175
	$51,999	$166,276	$605,103	$219,683	$1,043,061

The following table details the finance costs for the year ended March 31. Interest is expensed at the effective interest rate.

	For the year ended	For the year ended
	March 31, 2014	March 31, 2013
Credit facility (a)	$13,779	$14,725
$105 million senior unsecured note (b)	11,759	2,950
NHS financing (c)	21,329	15,846
$90 million convertible debentures (d)	7,605	6,910
$330 million convertible debentures (e)	26,330	25,792
$100 million convertible debentures (f)	7,601	7,450
US$150 million convertible bonds (g)	2,192	-
Capital lease interest (i)	22	43
Unwinding of discount on provisions (Note 19)	152	284
	$90,769	$74,000

(a)
As at March 31, 2014, Just Energy has a $290 million credit facility to meet working capital requirements. The syndicate of lenders includes Canadian Imperial Bank of Commerce, Royal Bank of Canada, National Bank of Canada, The Toronto-Dominion Bank, The Bank of Nova Scotia, HSBC Bank Canada and Alberta Treasury Branches. The term of the credit facility expires on October 2, 2015.  The credit facility was $370 million as of March 31, 2013, with a reduction of $30 million to $340 million with the credit facility renewal on October 2, 2013 as well as a further reduction of $50 million with the issuance of the US$150 million convertible bonds in February 2014.

Interest is payable on outstanding loans at rates that vary with Bankers’ Acceptance rates, LIBOR, Canadian bank prime rate or U.S. prime rate. Under the terms of the operating credit facility, Just Energy is able to make

46.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

use of Bankers’ Acceptances and LIBOR advances at stamping fees that vary between 2.88% and 4.00%. Prime rate advances are at rates of interest that vary between bank prime plus 1.88% and 3.00% and letters of credit are at rates that vary between 2.88% and 4.00%.  Interest rates are adjusted quarterly based on certain financial performance indicators.

As at March 31, 2014, the Canadian prime rate was 3.0% and the U.S. prime rate was 3.25%. As at March 31, 2014, Just Energy had drawn $69,500 (March 31, 2013 - $110,121) against the facility and total letters of credit outstanding amounted to $123,593 (March 31, 2013 - $115,466).  As part of the renewal, Just Energy incurred costs of $3,265 and as at March 31, 2014, the unamortized debt issue costs relating to the facility are $2,449 (March 31, 2013 - $427). As at March 31, 2014, Just Energy has $96,907 of the facility remaining for future working capital and security requirements.  Just Energy’s obligations under the credit facility are supported by guarantees of certain subsidiaries and affiliates and secured by a general security agreement and a pledge of the assets and securities of Just Energy and the majority of its operating subsidiaries and affiliates excluding, among others, NHS, HES, and the U.K. operations. Just Energy is required to meet a number of financial covenants under the credit facility agreement.  During the year, the Company requested and received amendments with respect to covenants within the credit facility.  As at March 31, 2014, the Company was compliant with all of these covenants.

(b)
Just Energy issued $105 million in senior unsecured notes (“$105 million senior unsecured note”) bearing interest at 9.75% and maturing in June 2018.  As at March 31, 2014, unamortized debt issue costs are $6,221. These costs will be charged to operations as finance costs over the term of the debt. The $105 million senior unsecured note is subject to certain financial and other covenants.  As at March 31, 2014, all of these covenants have been met.

In conjunction with the covenant requirements associated with the issuance of the $105 million senior unsecured note, the following represents select financial disclosure for the “Restricted Subsidiaries” as defined within the Note Indenture, which generally excludes NHS, HES, Momentis and the U.K. operations.

	Three months ended March 31, 2014	For the year ended March 31, 2014

Sales	$1,087,233	$3,428,585
Gross margin	133,645	496,658
Finance costs	19,191	69,441
Profit for the year	168,384	59,217
Non-cash financing costs	4,712	14,271
Intercompany interest charges	-	18,148
Share-based compensation	(3,170)	1,518
Income tax paid	2,433	1,965
Dividends paid from unrestricted subsidiaries	-	-

(c)
NHS has a long-term financing agreement for the funding of new and existing rental water heater, furnace, air conditioner and thermostat contracts. Pursuant to the agreement, NHS receives financing of an amount equal to the present value of the five, seven or ten years of monthly rental income, discounted at the agreed upon financing rate of 7.25% to 7.99%, and is required to remit an amount equivalent to the rental stream from

47.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

customers on the water heater, furnace and air conditioner contracts for the five, seven or ten years. NHS has provided security over the water heaters, furnace and air conditioner equipment and rental contracts, subject to the financing rental agreement, as collateral for performance of the obligation.

The financing agreement is subject to a holdback provision of 3% to 5%.  Once all obligations of NHS are satisfied or expired, the remaining funds in the holdback account will immediately be released to NHS.  NHS has $243,953 owing under this agreement, including $9,338 relating to the holdback provision, recorded in non-current receivables.

NHS assumed debt, relating to the acquisition of customer contracts in the prior year.  The current outstanding debt of $28,608 bears interest at 7.5% to 11.0%, is secured by the underlying assets and will be satisfied through blended monthly payments up to August 2022.  NHS has $2,168 in restricted cash as at March 31, 2014 related to this debt.

NHS is required to meet a number of non-financial covenants under these agreements.  As at March 31, 2014, all of these covenants had been met.

(d)
In conjunction with the acquisition of Universal Energy on July 1, 2009, Just Energy assumed the obligations of convertible unsecured subordinated debentures which had a face value of $90 million. On March 19, 2014, Just Energy redeemed the $90 million convertible debentures.  The redemption was funded by the issuance of the US$150 million convertible bonds in January 2014.

(e)
Just Energy issued $330 million of convertible extendible unsecured subordinated debentures (the “$330 million convertible debentures”).  The $330 million convertible debentures bear interest at a rate of 6% per annum payable semi-annually in arrears on June 30 and December 31, with a maturity date of June 30, 2017.  Each $1,000 principal amount of the $330 million convertible debentures is convertible at any time prior to maturity or on the date fixed for redemption, at the option of the holder, into approximately 55.6 common shares of the Company, representing a conversion price of $18 per share.  During the year ended March 31, 2014, interest expense amounted to $26,330. On or after June 30, 2013, but prior to June 30, 2015, the $330 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, provided that the current market price (as defined herein) on the date on which notice of redemption is given is not less than 125% of the conversion price ($22.50). On and after June 30, 2015, and prior to maturity, the $330 million convertible debentures may be redeemed by Just Energy, in whole or in part, at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest.

The Company may, at its own option, on not more than 60 days’ and not less than 40 days’ prior notice, subject to applicable regulatory approval and provided that no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $330 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $330 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

The conversion feature of the $330 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $33,914. Upon initial recognition of the convertible debentures, Just Energy recorded a deferred tax liability of $15,728 and reduced the value of the equity component of convertible debentures by this amount. The remainder of the net proceeds of the $330 million

48.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $330,000 over the term of the $330 million convertible debentures using an effective interest rate of 8.8%. If the $330 million convertible debentures are converted into common shares, the value of the Conversion will be reclassified to share capital along with the principal amount converted.

(f)
Just Energy issued $100 million of convertible unsecured subordinated debentures (the “$100 million convertible debentures”), which was used to purchase FRH.  The $100 million convertible debentures bear interest at an annual rate of 5.75%, payable semi-annually on March 31 and September 30 in each year and have a maturity date of September 30, 2018.  Each $1,000 principal amount of the $100 million convertible debentures is convertible at the option of the holder at any time prior to the close of business on the earlier of the maturity date and the last business day immediately preceding the date fixed for redemption into 56.0 common shares of Just Energy, representing a conversion price of $17.85.  The $100 million convertible debentures are not redeemable at the option of the Company on or before September 30, 2014.  After September 30, 2014 and prior to September 30, 2016, the $100 million convertible debentures may be redeemed by the Company, in whole or in part, on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest, provided that the weighted average trading price of the common shares is at least 125% of the conversion price. On or after September 30, 2016, the $100 million convertible debentures may be redeemed in whole or in part from time to time at the option of the Company on not more than 60 days’ and not less than 30 days’ prior notice, at a price equal to their principal amount plus accrued and unpaid interest.

The Company may, at its option, on not more than 60 days' and not less than 30 days' prior notice, subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation to repay all or any portion of the principal amount of the $100 million convertible debentures that are to be redeemed or that are to mature, by issuing and delivering to the holders thereof that number of freely tradable common shares determined by dividing the principal amount of the $100 million convertible debentures being repaid by 95% of the current market price on the date of redemption or maturity, as applicable.

The conversion feature of the $100 million convertible debentures has been accounted for as a separate component of shareholders’ deficit in the amount of $10,188.  Upon initial recognition of the convertible debentures, Just Energy recorded a deferred tax liability of $2,579 and reduced the equity component of the convertible debenture by this amount.   The remainder of the net proceeds of the $100 million convertible debentures has been recorded as long-term debt, which is being accreted up to the face value of $100,000 over the term of the $100 million convertible debentures using an effective interest rate of 8.6%. If the $100 million convertible debentures are converted into common shares, the value of the Conversion will be reclassified to share capital along with the principal amount converted.

(g)
On January 29, 2014, Just Energy issued US$150 million of European-focused senior convertible unsecured convertible bonds (the “$150 million convertible bonds”). The $150 million convertible bonds bear interest at an annual rate of 6.5%, payable semi-annually in arrears in equal installments on January 29 and July 29 in each year with a maturity date of July 29, 2019.  The Company incurred transaction costs of $7,079 and have shown these costs net of the $150 million convertible bonds.

A Conversion Right in respect of a bond may be exercised, at the option of the holder thereof, at any time from May 30, 2014 to July 7, 2019. The initial conversion price is US$9.3762 per common share (being C$10.2819) but is subject to adjustments.  In the event of the exercise of a conversion right, the Company may, at its option,

49.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

subject to applicable regulatory approval and provided no event of default has occurred and is continuing, elect to satisfy its obligation in cash equal to the market value of the underlying shares to be received.

As a result to the debt being denominated in a different functional currency than Just Energy, the conversion feature is recorded as a financial liability instead of a component of equity.  Therefore, the conversion feature of the $150 million convertible bonds has been accounted for as a separate financial liability with an initial value of US$8,517.  The remainder of the net proceeds of the $150 million convertible bonds has been recorded as long-term debt, which is being accreted up to the face value of $150,000 over the term of the $150 million convertible bonds using an effective interest rate of 8.8%.  At each reporting period the conversion feature is recorded at fair value with changes in fair value going through profit and loss.  As at March 31, 2014, the fair value of this conversion feature is US$15,670 and is included in other non-current financial liabilities.

(h)	As at March 31, 2014, HES has the following credit arrangements:

(i)
Effective August 2012, HES through a subsidiary entered into a US$30 million financing agreement to assist with the construction of certain solar projects.  The credit facility matures August 1, 2014 with no prepayment permitted, bearing interest, and payable quarterly, at U.S. prime plus 6.9% or Eurodollar rate plus 7.9%. As at March 31, 2014, HES had drawn $13,763 and had unamortized debt issue costs relating to the facility of $325.

(ii)
As at March 31, 2014, HES has $13,824 owing under term loans used to satisfy prior construction loans and has unamortized debt issue costs of $2,562.  The term loans bear interest at 8% and mature between May and June 2019.  In addition, during the year ended March 31, 2014, HES received $10,183 from an institutional investor under this arrangement.  The minority shareholder has approximately 49% interest in certain projects and is entitled to a significant portion of the tax incentives generated by these projects. The minority shareholder’s interest will decrease to 5% in approximately five years from the original investment.

(iii)
As at March 31, 2014, HES has $9,879 owing under a 15-year term loan used to satisfy prior construction loans which has unamortized debt issue costs of $366.  This term loan bears interest at approximately 11% and can be repaid in cash or through the issuance of Solar Renewable Energy Credits (“SRECs”) generated by the underlying projects.  If Just Energy elects to repay the term loan with SRECs, the SRECs will be valued at the greater of their market value and a range of $325 to $410 per SREC.  In addition, during the period ended March 31, 2014, HES received approximately $800 from a minority shareholder.  Under this arrangement, HES receives the majority of the tax benefits associated with the Solar division and the minority shareholder receives the majority of the cash generated from these projects.

As at March 31, 2014, Just Energy has classified HES as held for sale (see Note 10) and has included the long-term debt as liabilities held for sale on its consolidated statements of financial position at March 31, 2014.

(i)
The Company, through its subsidiaries, leases certain computer and office equipment and software.  These financing arrangements bear interest at a rate of 9% and mature between April 1, 2014 and January 31, 2015.

50.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

18.	INCOME TAXES

(a)	Tax expense

	2014	2013
Tax recognized in profit or loss	$3,358	$2,061
Current tax expense	3,358	2,061

Deferred tax expense
Origination and reversal of temporary differences	$55,522	$224,993
Benefit arising from a previously unrecognized tax loss or temporary difference	(6,440)	(140,669)
Deferred tax expense	49,082	84,324

Provision for income taxes	$52,440	$86,385

(b)	Reconciliation of the effective tax rate

The provision for income taxes represents an effective rate different than the Canadian corporate statutory rate of 26.50% (2013 - 26.50%). The differences are as follows:

	2014	2013
Income before income taxes from continuing operations	$218,632	$682,297
Combined statutory Canadian federal and provincial income tax rate	26.50%	26.50%
Income tax expense based on statutory rate	$57,937	$180,809

Increase(decrease) in income taxes resulting from
Cost (benefit) of mark to market loss and other temporary differences not recognized	$(6,440)	$(140,669)
Variance between combined Canadian tax rate and the tax rate applicable to U.S. earnings	3,388	44,647
Other permanent items	(2,445)	1,598
Total income tax expense	$52,440	$86,385

51.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(c)	Recognized deferred tax assets and liabilities

Recognized deferred tax assets and liabilities are attributed to the following:

	2014	2013
Mark to market losses on derivative instruments	$15,685	$46,107
Tax losses and excess of tax basis over book basis	25,105	9,480
Partnership loss deferred for tax purposes	328	1,319
Total deferred tax asset	41,118	56,906
Offset of deferred taxes	(39,698)	(32,258)
Net deferred tax asset	$1,420	$24,648

Partnership income deferred for tax purposes	$(30,479)	$(16,579)
Book to tax differences on customer contracts	-	(4,707)
Mark to market gains on derivative instruments	(657)	(146)
Book to tax differences on other assets	(32,956)	(31,740)
Convertible debentures	(8,286)	(10,203)
Total deferred tax liability	(72,378)	(63,375)
Offset of deferred taxes	39,698	32,258
Net deferred tax liability	$(32,680)	$(31,117)

52.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(d)	Movement in deferred tax balances

	Balance April 1, 2013	Recognized in profit or loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2014
Partnership income deferred for tax	$(15,259)	$(14,892)	$-	$-	$-	$(30,151)
Book to tax differences - customer contracts	(9,846)	4,707	-	-	-	(5,139)
Book to tax differences on other assets	(17,126)	14,410	-	-	-	(2,716)
Mark to market gains (losses) on derivative instruments	45,965	(31,073)	-	162	(22)	15,032
Convertible debentures	(10,203)	1,917	-	-	-	(8,286)
	$(6,469)	$(24,931)	$-	$162	$(22)	$(31,260)
	Balance April 1, 2012	Recognized in profit or loss	Recognized in equity	Recognized in OCI	Foreign exchange impact	Balance March 31, 2013
Partnership income deferred for tax	$(35,459)	$20,200	$-	$-	$-	$(15,259)
Book to tax differences - customer contracts	(17,763)	7,917	-	-	-	(9,846)
Book to tax differences on other assets	20,776	(38,038)	-	136	-	(17,126)
Mark to market (losses) gains on derivative instruments	113,827	(73,256)	-	5,414	(20)	45,965
Convertible debentures	(9,056)	(1,147)	-	-	-	(10,203)
	$72,325	$(84,324)	$-	$5,550	$(20)	$(6,469)

(e)	Unrecognized deferred tax assets

Deferred tax assets not reflected as at March 31, are as follows:

	2014	2013
Losses available for carryforward	$3,269	$670
Mark to market on losses on derivative instruments	17,403	17,601
Excess of tax over book basis	8,778	3,371
Excess of tax over book - customer contracts	8,778	17,773

53.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Losses available for carryforward (recognized and unrecognized) are set to expire as follows:

2014
2028	$2,202
2029	6,114
After 2030 and thereafter	142,474
Total	$150,790

19.	PROVISIONS

	2014	2013
Cost
Balance, beginning of year	$6,836	$6,294
Discontinued operations	(504)	-
Unwinding of discount recorded in discontinued operations	-	17
Provisions made during the year	645	1,055
Provisions reversed and used during the year	(844)	(908)
Unwinding of discount	152	284
Foreign exchange impact	527	94
Balance, end of year	$6,812	$6,836

Current	3,052	3,063
Non-current	3,760	3,773
	$6,812	$6,836

Legal issues

The provision for legal issues included above captures the expected cash outflows from major claims and for several smaller litigation matters. Just Energy’s subsidiaries are party to a number of legal proceedings. Just Energy believes that each proceeding constitutes a routine legal matter incidental to the business conducted by Just Energy and that the ultimate disposition of the proceedings will not have a material adverse effect on its consolidated income, cash flows or financial position.

The State of California has filed a number of complaints to the FERC against many suppliers of electricity, including CEI, a subsidiary of the Company, with respect to events stemming from the 2001 energy crisis in California. The suppliers involved in the claim include entities which owned generation facilities and those that did not own generation facilities. Pursuant to the complaints, the State of California is challenging the FERC’s enforcement of its market-based rate system. Although CEI did not own generation facilities, the State of California claims as to CEI, as well as other suppliers that also did not own generation facilities, include that CEI was unjustly enriched by the run-up in charges caused by the alleged market manipulation of other market participants. On  March 18, 2010, the assigned Administrative Law Judge granted a motion to strike the claim for all parties in one of the complaints (in favour of the suppliers), holding that California did not prove that the reporting errors masked the accumulation of market power. California has appealed the decision. On June 13, 2012, FERC denied the plaintiff’s request for a

54.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

rehearing, affirming its initial decision. California has appealed to the United States Courts for the Ninth Circuit and this appeal remains pending. CEI continues to vigorously contest this matter. The Company believes the claim to be without merit and that the State of California’s chance of success is remote.

In December 2012, NHS was served with a statement of claim from the Ontario Superior Court Justice by Reliance Comfort Limited Partnership (“Reliance”) seeking damages in the amount of $60 million and related declaratory and injunctive relief, based on allegations that NHS engaged in unfair trade practices and misleading representations in its marketing and sale of water heaters. Reliance also made a formal complaint to the Competition Bureau in Canada with similar allegations. NHS believes the action and complaint are attempts by Reliance to deflect attention from allegations of anti-competitive conduct made against Reliance by the Commissioner of Competition (the “Commissioner”). Following a formal investigation, on December 20, 2012, the Commissioner brought applications against Reliance and Direct Energy alleging that each company was abusing its dominant position through conduct that intentionally suppresses competition and restricts consumer choice. On September 11, 2013, Reliance amended its claim and added the Company as a defendant. The Company believes that it is not a proper defendant in the proceedings and that the allegations against it are a continued attempt by Reliance to deflect attention from the Commissioner’s allegation of anti-competitive conduct made against it. NHS and the Company will vigorously defend themselves against the action and NHS has counterclaimed for $60 million in damages for claims of misleading advertising, breaches of the Competition Act (Canada), breaches of the Consumer Protection Act and defamation. In response to the formal complaint by Reliance, the Commissioner has commenced an inquiry with respect to NHS and its competitors.

In August 2013, FPS filed a lawsuit against the Company, Just Energy (US) Corp. and FRH, for up to $20 million in connection with FRH failing to achieve an earn-out target under the purchase and sales agreement dated August 24, 2011 for the purchase of FRH from FPS. FPS alleges that the Company conducted itself in a manner that was intended to or reasonably likely to reduce or avoid the achievement of the earn-out target. In October 2013, the Company’s motion to compel arbitration was successful. The Issuer will continue to vigorously defend itself against this claim through the arbitration process.

In March 2012, Davina Hurt and Dominic Hill filed a lawsuit against CEI and the Company in the Ohio federal court claiming entitlement to payment of minimum wage and overtime under Ohio wage claim laws and the Federal Labor Standards Act (FLSA) on their own behalf and similarly situated door-to-door sale representatives in the United States. CEI disagrees with plaintiffs’ claims on a number of grounds and has been vigorously defending the claims. The plaintiffs filed a motion with the Court to certify the lawsuit as a class action. The Court granted the plaintiffs’ motion to certification as a class action.

20.	OTHER INCOME, EXPENSES AND ADJUSTMENTS

(a)	Other operating expenses

		For the year	For the year
		ended	ended
	Note	March 31, 2014	March 31, 2013
Amortization of gas contracts		$8,238	$12,627
Amortization of electricity contracts		6,724	37,782
Amortization of acquired water heater and HVAC contracts		4,511	2,685
Amortization of other intangible assets		33,037	33,234
Amortization of property, plant and equipment		4,431	4,425
Bad debt expense		47,161	30,850
Share-based compensation	16	1,796	11,952
		$105,898	$133,555

55.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

(b)	Amortization and energy costs included in cost of sales in the consolidated statements of income

	For the year	For the year
	ended	ended
	March 31, 2014	March 31, 2013
Amortization	$13,136	$9,193
Direct energy costs and other	3,032,323	2,477,881
	$3,045,459	$2,487,074

(c)	Included in change in fair value of derivative instruments

	For the	For the
	year ended	year ended
	March 31, 2014	March 31, 2013
Amortization of gas contracts	$10,056	$11,695
Amortization of electricity contracts	4,668	41,027

(e)	Employee benefits expense

	For the	For the
	year ended	year ended
	March 31, 2014	March 31, 2013
Wages, salaries and commissions	$197,827	$218,594
Benefits	23,323	22,879
	$221,150	$241,473

56.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

21.	REPORTABLE BUSINESS SEGMENTS

Effective April 1, 2013, Just Energy revised its reportable segments to include the following: consumer energy marketing, commercial energy marketing, ethanol (TGF), home services (NHS) and solar (HES).  During the year, TGF was disposed of and HES was classified as available for sale, see Note 10.  Previously, Just Energy presented its reportable segments to include gas energy marketing, electricity energy marketing, ethanol, home services and other. This revised presentation is consistent with the organizational alignment and management structure.  This change reflects the Company’s evolution to attract a more diverse client base consisting of both consumer and commercial customers.  This change in segment reporting had no impact on the Company’s consolidated statements of financial position, income or cash flows for the years.  The prior year segmented disclosure has been restated to conform to the current year presentation.

Transfer prices between operating segments are on an arm’s length basis in a manner similar to transactions with third parties.  Allocations made between segments for shared assets or allocated expenses are based on the number of customers in the respective segments.

Management monitors the operating results of its business units separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on operating profit or loss and is measured consistently with operating profit or loss in the consolidated financial statements. Just Energy is not considered to have any key customers.

57.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

For the year ended March 31, 2014

	Consumer	Commercial
	division	division	Ethanol	Home services	Solar	Consolidated

Sales	$2,022,270	$1,512,344	$-	$76,444	$-	$3,611,058
Gross margin	372,598	132,933	-	60,068	-	565,599
Amortization of property, plant
and equipment	2,930	1,221	-	280	-	4,431
Amortization of intangible assets	23,260	24,735	-	4,515	-	52,510
Administrative expenses	84,646	32,067	-	22,646	-	139,359
Selling and marketing expenses	130,153	59,737	-	10,114	-	200,004
Other operating expenses	38,997	8,651	-	1,309	-	48,957
Operating profit for the
year	$92,612	$6,522	$-	$21,204	$-	$120,338
Finance costs	(31,462)	(37,979)	-	(21,328)	-	(90,769)
Change in fair value of derivative
instruments	175,440	10,702	-	-	-	186,142
Other income (loss)	3,444	(523)	-	-	-	2,921
Provision for income taxes	45,267	2,923	-	4,250	-	52,440
Profit (loss) from continuing operations	$194,767	$(24,201)	$-	$(4,374)	$-	$166,192
Discontinued operations	-	-	17,577	-	(46,828)	(29,251)
Profit (loss) for the year	$194,767	$(24,201)	$17,577	$(4,374)	$(46,828)	$136,941
Capital expenditures	$4,796	$2,498	$-	$28,246	$23,526	$59,066
Total goodwill	$216,391	$47,362	$-	$283	$-	$264,036
Total assets	$876,164	$363,125	$-	$297,098	$106,263	$1,642,650
Total liabilities	$1,209,884	$160,563	$-	$311,993	$51,852	$1,734,292

For the year ended March 31, 2013 (restated)

	Consumer	Commercial
	division	division	Ethanol	Home services	Solar	Consolidated

Sales	$1,525,801	$1,431,846	$-	$53,531	$-	$3,011,178
Gross margin	331,258	150,910	-	41,936	-	524,104
Amortization of property, plant
and equipment	2,960	1,242	-	223	-	4,425
Amortization of intangible assets	21,467	62,162	-	2,699	-	86,328
Administrative expenses	88,836	29,300	-	19,197	-	137,333
Selling and marketing expenses	153,554	61,774	-	5,171	-	220,499
Other operating expenses	31,286	10,112	-	1,404	-	42,802
Operating profit (loss) for the
year	$33,155	$(13,680)	$-	$13,242	$-	$32,717
Finance costs	(19,238)	(38,916)	-	(15,846)	-	(74,000)
Change in fair value of derivative
instruments	563,991	155,759	-	(175)	-	719,575
Other income (loss)	4,137	(132)	-	-	-	4,005
Provision for income taxes	29,832	25,530	-	31,023	-	86,385
Profit (loss) from continuing operations	$552,213	$77,501	$-	$(33,802)	$-	$595,912
Discontinued operations	-	-	(72,050)	-	761	(71,289)
Profit (loss) for the year	$552,213	$77,501	$(72,050)	$(33,802)	$761	$524,623
Capital expenditures	$2,446	$1,273	$-	$41,121	$63,043	$107,883
As at March 31, 2013
Total goodwill	$212,572	$43,527	$-	$283	$-	$256,382
Total assets	$800,271	$276,835	$77,439	$266,933	$107,464	$1,528,942
Total liabilities	$955,104	$307,629	$77,439	$294,401	$33,426	$1,667,999

58.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Geographic information

Revenue from external customers

	For the year	For the year
	ended	ended
	March 31, 2014	March 31, 2013
Canada	$834,409	$872,987
United States	2,706,486	2,131,592
United Kingdom	70,163	6,599
Total revenue per consolidated statements of income	$3,611,058	$3,011,178

The revenue is based on the location of the customer.

Non-current assets

Non-current assets by geographic segment consist of property, plant and equipment and intangible assets and are  summarized as follows:

	As at March 31, 2014	As at March 31, 2013
Canada	$386,561	$391,420
United States	194,346	312,823
United Kingdom	741	1,093
Total	$581,648	$705,336

22.	IMPAIRMENT TESTING OF GOODWILL AND INTANGIBLE ASSETS WITH INDEFINITE LIVES

Goodwill acquired through business combinations and intangible assets with indefinite lives have been allocated to one of five cash generating units, which are also operating and reportable segments, for impairment testing.  These units are consumer division, commercial division, ethanol, home services and solar.

For impairment testing, goodwill and brand have been allocated as follows:

	Consumer division		Commercial division		Home services		Total
	2014	2013	2014	2013	2014	2013	2014	2013
Goodwill	$216,391	$212,572	$47,362	$43,527	$283	$283	$264,036	$256,382
Brand	12,190	12,600	13,709	11,202	-	-	25,899	23,802
	$228,581	$225,172	$61,071	$54,729	$283	$283	$289,935	$280,184

Just Energy performed its annual impairment test as at March 31, 2014.   Just Energy considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment.  As at March 31, 2014, the market capitalization of Just Energy was above the book value of its equity, indicating that a potential impairment of goodwill and intangible assets with indefinite lives does not exist.

59.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

The recoverable amount of each of the cash generating units has been determined based on a value in use calculation using cash flow projections from financial budgets covering a five year period.  The projections for the first three years have been approved by the Audit Committee; the assumptions used in the following two years have been approved by the senior management.  The calculation of the value in use for each unit is most sensitive to the following assumptions:
-	Customer consumption assumptions used in determining gross margin
-	New customer additions and attrition and renewals
-	Selling costs
-	Discount rates
-	Growth rates used to extrapolate cash flows beyond the budget period

Customer consumption is forecasted using normalized historical correlation between weather and customer consumption and weather projections.  Just Energy uses weather derivatives to mitigate the risk that weather will deviate from expectations.   An average customer consumption growth rate of 3% was used in the projections.  A 5% decrease in the consumption assumptions would not have an impact on the results of the impairment test.

New customer additions and attrition and renewal rate estimates are based on historical results and are adjusted for new marketing initiatives that are included in the budget.  A 3% average increase in the overall customer base was used in the projections.  A 5% decrease annually in the overall customer base would not have an impact on the results of the impairment test.

Selling costs fluctuate with customer additions, renewals and attrition.  Selling costs used in the financial forecast are based on assumptions consistent with the above new customer additions, renewals and attritions.  Rates used are based on historical information and are adjusted for new marketing initiatives included in the budget.  An average increase of 3% was applied to selling costs in the projections. A 5% increase annually in selling costs would not have an impact on the results of the impairment test.

Discount rates represent the current market assessment of the risks specific to the Company, regarding the time value of money and individual risks of the underlying assets.  The discount rate calculation is based on the specific circumstances of Just Energy and its operating segments and is derived from its weighted average cost of capital (WACC).  The WACC takes into account both debt and equity.  The cost of equity is derived from the expected return on investment by Just Energy’s investors and the cost of debt is based on the interest bearing borrowings the Company is obliged to service.  Just Energy used a discount rate of 11%. A 5% increase in the WACC would not have an impact on the results of the impairment test.

Financial projections used in the budget period which covers years 1, 2 and 3 have been approved by the Executive Committee.  The results in years 4 and 5 are based on year 3 results adjusted for inflation.  An isolated 5% decrease in the growth rates used to extrapolate cash flows beyond the budget period would not have an impact on the results of the impairment test.

60.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

23.	EARNINGS PER SHARE

	2014		2013
Basic earnings per share
Profit from continuing operations	$166,192		$595,912
Profit available to shareholders	$135,907		$530,308
Basic shares outstanding	143,044,739		140,041,759
Basic earnings per share from continuing operations	$1.16		$4.26
Basic earnings per share available to shareholders	$0.95		$3.79

Diluted earnings per share
Profit from continuing operations	$166,192		$595,912
Profit available to shareholders	$135,907		$530,308
Adjustment for dilutive impact of convertible debentures	25,048		29,281
Adjusted earnings from continuing operations	$191,240		$625,193
Adjusted earnings available to shareholders	$160,955		$559,589
Basic shares outstanding	143,044,739		140,041,759
Dilutive effect of:
Restricted share grants	3,760,097		3,687,837
Deferred share grants	165,047		154,341
Convertible debentures	23,935,574	(i)	27,413,163
Shares outstanding on a diluted basis	170,905,457		171,297,100
Diluted earnings per share from continuing operations	$1.12		$3.65
Diluted earnings per share available to shareholders	$0.94		$3.27
(i)The assumed conversion into shares results in an anti-dilutive position for the $150 million convertible bonds; therefore, these items have been excluded from dilutive earnings per share.

24.	CAPITAL DISCLOSURE

Just Energy defines capital as shareholders’ equity (excluding accumulated other comprehensive income) and long-term debt. Just Energy’s objectives when managing capital are to maintain flexibility by:

i)	enabling it to operate efficiently;

ii)	providing liquidity and access to capital for growth opportunities; and

iii)	providing returns and generating predictable cash flow for dividend payments to shareholders.

Just Energy manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. The Board of Directors does not establish quantitative return on capital criteria for management, but rather promotes year over year sustainable and profitable growth. Just Energy’s capital management objectives have remained unchanged from the prior year. Just Energy is not subject to any externally imposed capital requirements other than financial covenants in its long-term debt, and as at March 31, 2014 and 2013, all of these covenants have been met.

61.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

25.	GUARANTEES

(a)	Officers and directors

Corporate indemnities have been provided by Just Energy to all directors and certain officers of its subsidiaries and affiliates for various items including, but not limited to, all costs to settle suits or actions due to their association with Just Energy and its subsidiaries and/or affiliates, subject to certain restrictions. Just Energy has purchased directors' and officers' liability insurance to mitigate the cost of any potential future suits or actions. Each indemnity, subject to certain exceptions, applies for so long as the indemnified person is a director or officer of one of Just Energy’s subsidiaries and/or affiliates. The maximum amount of any potential future payment cannot be reasonably estimated.

(b)	Operations

In the normal course of business, Just Energy and/or Just Energy’s subsidiaries and affiliates have entered into agreements that include guarantees in favour of third parties, such as purchase and sale agreements, leasing agreements and transportation agreements. These guarantees may require Just Energy and/or its subsidiaries to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The maximum payable under these guarantees is estimated to be $82,856.

26.	RELATED PARTY TRANSACTIONS AND KEY MANAGEMENT PERSONNEL REMUNERATION

Parties are considered to be related if one party has the ability to control the other party or exercise influence over the other party in making financial or operating decisions.  The definition includes subsidiaries and other persons.

Subsidiaries

Transactions between Just Energy and its subsidiaries meet the definition of related party transactions.  These transactions are eliminated on consolidation and are not disclosed in these consolidated financial statements.

Key management personnel

Just Energy’s key management personnel and persons connected with them, are also considered to be related parties for disclosure purposes.  Key management personnel are defined as those individuals having authority and responsibility for planning, directing and controlling the activities of Just Energy and comprise of the Chair of the Board of Directors, the Chief Executive Officer and the Chief Financial Officer.

During the years ended March 31, 2014 and 2013, Just Energy recorded the following as an expense related to these individuals:

	2014		2013
Salaries and benefits	$2,200		$2,122
Share-based compensation	(1,771	) 1	5,500
	$429		$7,622
1 This reflects the forfeiture on RSGs for the CEO upon resignation

As at March 31, 2014, these individuals held approximately 1,538,154 RSGs/PBGs (2013 - 1,955,117).

62.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

27.	DIVIDENDS PAID AND PROPOSED

For the year ended March 31, 2014, dividends of $0.84 (2013 - $1.24) per share were declared by Just Energy. These dividends amounted to $123,429 (2013 - $178,400), which was approved throughout the period by the Board of Directors and was paid out during the year.

Declared dividends subsequent to year-end

On April 2, 2014, the Board of Directors of Just Energy declared a dividend in the amount of $0.07 per common share ($0.84 annually).  The dividend was paid on April 30, 2014 to shareholders of record at the close of business on April 15, 2014.

On May 2, 2014, the Board of Directors of Just Energy declared a dividend in the amount of $0.07 per common share ($0.84 annually).  The dividend will be paid on May 30, 2014 to shareholders of record at the close of business on May 15, 2014.

28.	COMMITMENTS AND GUARANTEES

Commitments for each of the next five years and thereafter are as follows:

As at March 31, 2014

	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years	Total
Premises and equipment leasing	$8,223	$12,655	$7,845	$4,537	$33,260
Royalty payments	-	4,489	9,643	31,650	45,782
Long-term gas and electricity contracts	1,668,975	1,183,717	257,893	2,411	3,112,996
	$1,677,198	$1,200,861	$275,381	$38,598	$3,192,038

As at March 31, 2013

	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years	Total
Premises and equipment leasing	$7,550	$10,755	$7,037	$6,258	$31,600
Royalty payments	-	4,489	9,643	31,650	45,782
Long-term gas and electricity contracts	1,372,855	993,719	182,020	1,272	2,549,866
	$1,380,405	$1,008,963	$198,700	$39,180	$2,627,248

Just Energy has entered into leasing contracts for office buildings and administrative equipment. These leases have a leasing period of between one and eight years. No purchase options are included in any major leasing contracts.  Royalty payments represent the future payments NHS is required to make on revenue earned on its current installed base.  Just Energy is also committed under long-term contracts with customers to supply gas and electricity.  These contracts have various expiry dates and renewal options.

63.

JUST ENERGY GROUP INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2014
(in thousands of Canadian dollars, except where indicated and per share amounts)

Guarantees

Pursuant to separate arrangements with various entities, Just Energy has issued surety bonds to various counterparties including states, regulatory bodies, utilities and various other surety bond holders in return for a fee and/or meeting certain collateral posting requirements. Such surety bond postings are required in order to operate in certain states or markets. Total surety bonds issued as at March 2014 was $35,349.

As at March 31, 2014, Just Energy had total letters of credit outstanding in the amount of $123,593 (Note 17(a)).

29.	ADJUSTMENTS REQUIRED TO REFLECT NET CASH RECEIPTS FROM GAS SALES

	2014	2013
Changes in:
Accrued gas receivables	$(16,493)	$(25,867)
Gas delivered in excess of consumption	8,642	6,459
Accrued gas payable	6,886	21,213
Deferred revenue	(5,221)	(6,341)
	$(6,186)	$(4,536)

30.	CHANGES IN NON-CASH WORKING CAPITAL

	2014	2013
Accounts receivable and unbilled revenues	$(119,807)	$(15,050)
Gas in storage	6,431	576
Prepaid expenses and deposits	(3,132)	(2,708)
Inventory	(5,200)	(5,258)
Trade and other payables and provisions	160,434	12,671
	$38,726	$(9,769)

31.	COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

Certain figures from the comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the current year’s consolidated financial statements.

64.